EXHIBIT 99.1
                                                                   ------------

                                                                      N E X E N

                           NEXEN IN. 801-7th Ave. SW Calgary, AB Canada T2P 3P7 T 403 699-4000 F 403 699-5776 www.nexeninc.com


N  E  W  S      R  E  L  E  A  S  E

                                                          For immediate release




 ONGOING NORTH SEA EXPLORATION SUCCESS HIGHLIGHTS NEXEN'S SECOND QUARTER RESULTS

CALGARY, ALBERTA, JULY 16, 2009 - Nexen announces second quarter results highlighted by exploration success in the UK North Sea. A summary of the quarter is as follows:

o CASH FLOW OF $443 MILLION ($0.85/SHARE) AND NET INCOME OF $20 MILLION ($0.04/SHARE)

o PRODUCTION BEFORE ROYALTIES OF 240,000 BOE/D--IMPACTED BY SCHEDULED DOWNTIME AT BUZZARD AND SYNCRUDE; CURRENT PRODUCTION VOLUMES ARE APPROXIMATELY 260,000 BOE/D; SHAPING UP FOR RECORD VOLUMES IN THE FOURTH QUARTER

o   CURRENT  PRODUCTION  VOLUMES  APPROXIMATELY  260,000  BOE/D;  THIRD  QUARTER
    VOLUMES EXPECTED TO BE LOWER AS A RESULT OF PLANNED MAINTENANCE DOWNTIME; FOURTH QUARTER VOLUMES EXPECTED TO BE HIGHER AS NEW FIELDS RAMP UP

o ONGOING EXPLORATION SUCCESS IN THE UK NORTH SEA AT HOBBY--SIGNIFICANT DEVELOPMENT POTENTIAL FOR THE GOLDEN EAGLE AREA

o LONG LAKE--RECORD STEAM INJECTION DRIVEN BY WATER TREATMENT MODIFICATIONS; BITUMEN VOLUMES RAMPING UP; RESERVOIR PERFORMING WELL

                                                      THREE MONTHS ENDED      SIX MONTHS ENDED
                                                            JUNE 30               JUNE 30
                                                      ----------------------------------------
(Cdn$ millions)                                        2009        2008       2009       2008
----------------------------------------------------------------------------------------------
Production (mboe/d)(1)
      Before Royalties                                  240         254        246        261
      After Royalties                                   208         211        217        217

Net Sales                                             1,200       2,071      2,248      3,941
Cash Flow from Operations(2)                            443         946      1,000      1,985
       Per Common Share ($/share)(2)                   0.85        1.78       1.92       3.75
Net Income                                               20         380        155      1,010
       Per Common Share ($/share)                      0.04        0.72       0.30       1.91
Capital Investment(3), excluding Acquisitions           746         660      1,605      1,456
Acquisitions(4)                                           -           2        755          2
----------------------------------------------------------------------------------------------

(1) Production includes our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.
(2) For reconciliation of this non-GAAP measure see Cash Flow from Operations on pg. 10.
(3)  Includes geological and geophysical expenditures.
(4) 2009 represents acquisition of additional 15% interest in Long Lake from Opti Canada Inc.

FINANCIAL RESULTS

Quarterly cash flow from operations was $443 million compared to $946 million last year. This reflects the impact of lower commodity prices as WTI averaged US$60/bbl for the quarter, compared to US$124/bbl a year ago.

In the second quarter, cash flow from operations of $443 million (Q1 - $557 million) and net income of $20 million (Q1 - $135 million) were impacted by lower production, higher oil prices and the following items:

COMPARING Q2 VS Q1 2009 (Cdn$ millions)       CASH FLOW REDUCTION     NET INCOME REDUCTION
-------------------------------------------------------------------------------------------
Lower quarterly marketing contribution                (50)                     (29)
Decrease in value of put options                      (48)                     (82)
-------------------------------------------------------------------------------------------

Production was lower in the quarter due to a shutdown at Buzzard for a planned rig move and a coker turnaround at Syncrude. Presently, total company production volumes are approximately 260,000 boe/d with Buzzard and Syncrude back at full rates.

For the quarter, our marketing business contributed $34 million to our cash flow, compared to $84 million in the previous quarter. Marketing's first quarter contribution was boosted by gains on the use of its storage positions to take advantage of contango in the crude oil markets.

WTI averaged US$60/bbl in the second quarter, compared to US$43/bbl in the previous quarter. With oil prices increasing throughout the second quarter, the fair value of our put options has fallen considerably. The put options have an annual average Dated Brent strike price of US$60/bbl and would be in-the-money if prices average approximately US$70/bbl or lower for the rest of the year.

Year to date, our capital investment has exceeded cash flow. Our 2009 capital program is somewhat front-end loaded as we complete our new developments at Ettrick and Longhorn, and the Long Lake debottleneck project. With expenditures on these investments behind us, capital on these projects next year will be minimal. When ramped up, the annual pre-tax cash flow contribution of Ettrick and Longhorn at current commodity prices is approximately $300 million. Gas prices will drive the pace of our future shale gas investment programs.

"Our solid quarterly cash flow continues to be driven by our industry leading cash netbacks," stated Marvin Romanow, Nexen's President and Chief Executive Officer. "Our financial position remains strong and we have substantial liquidity. When we combine this with our high netbacks, we are well positioned in the current environment."

QUARTERLY PRODUCTION--RIG MOVE AT BUZZARD; TURNAROUND AT SYNCRUDE

                           PRODUCTION BEFORE ROYALTIES      PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)        Q2 2009           Q1 2009        Q2 2009           Q1 2009
------------------------------------------------------     ----------------------------
North Sea                     101               107            101               107
Yemen                          51                54             29                36
Canada - Oil & Gas             38                38             33                32
Canada - Bitumen                9                 8              9                 8
United States                  22                19             20                17
Other Countries                 4                 6              3                 5
Syncrude                       15                20             13                20
                           ---------------------------     ----------------------------
TOTAL                         240               252            208               225
                           ---------------------------     ----------------------------

Second quarter production volumes averaged 240,000 boe/d (208,000 boe/d after royalties) with 85% of our production weighted to crude oil. Volumes were lower due to a planned rig move at Buzzard and a turnaround at Syncrude. At Buzzard, production was temporarily shut-in while a development drilling rig was moved back to the platform following the completion of rig modifications. Buzzard contributed 87,500 boe/d (202,500 boe/d gross) to our volumes, which was 5,200 boe/d less than the first quarter. Syncrude production was lower due to a planned turnaround of Coker 8-3, which took longer than anticipated. Presently, total company production volumes are approximately 260,000 boe/d with Buzzard and Syncrude back at full rates.

In the third quarter, production is expected to be temporarily lower than second quarter volumes as a result of maintenance downtime at a number of fields. As previously announced, Buzzard will be shut down for four weeks for the tie-in and jacket installation of the fourth platform. This platform will allow us to handle higher levels of hydrogen sulphide and maintain peak production until at least 2014. The shutdown is scheduled to coincide with an expected six week slowdown of the Forties pipeline for routine maintenance.

Elsewhere in the North Sea, Scott/Telford will be shut down for approximately five weeks for planned maintenance. In the Gulf of Mexico, production volumes from Wrigley will be limited for approximately three weeks to complete corrosion mitigation work. Finally, at Long Lake, bitumen volumes will be impacted by downtime related to the replacement of valves and maintenance in the water treatment plant.

In the fourth quarter, volumes are expected to grow significantly from current levels with the continued ramp up of Long Lake, the start up of Ettrick and Longhorn and incremental shale gas production.

"New volumes from the start-up of Ettrick and Longhorn will help to offset some of this downtime," said Romanow. "With the longer than expected turnaround at Syncrude and the ongoing ramp up of Long Lake, we now expect to be towards the low end of our annual guidance."

GLOBAL EXPLORATION--DELIVERING EXCITING RESULTS

UK NORTH SEA
The Golden Eagle area is emerging as a potential significant development opportunity. Our current estimates of recoverable resource are at the high end of our pre-drill estimates. We expect development of the area will be economic at approximately US$40/bbl and should support standalone facilities with project sanction targeted for 2010.

In 2007, we drilled the initial Golden Eagle discovery well in what is now the Golden Eagle area. This well, and a subsequent sidetrack to the north, indicated the presence of a high quality reservoir and testing of the initial discovery well demonstrated production rates of approximately 5,000 boe/d. Net pays of 150 feet and 60 feet were encountered in the discovery and sidetrack wells, respectively.

In 2008, we drilled our Pink discovery well further south, between the Golden Eagle discovery well and Buzzard. We encountered 57 feet of net pay in a high quality reservoir, which was primarily light oil from Upper Jurassic Burns sands. We successfully sidetracked the well to the west and encountered 134 feet of net oil pay. In addition, we have recently completed an appraisal well here and the results are being assessed.

In January 2009, we drilled the Hobby discovery. The well encountered light sweet oil with an API of 37 degrees and was tested at a constrained rate of 5,550 bbls/d with a 56/64 inch choke. We have subsequently drilled three successful sidetracks from the discovery well and an appraisal well. In the second half of the year, we expect to continue the appraisal drilling program for the Hobby discovery. We have a 34% operated interest in both Hobby and Golden Eagle and a 46% operated working interest in Pink.

"The success we are having in the Golden Eagle area is coming from hard to find, stratigraphic traps. These discoveries come from the same exploration team that found Buzzard, one of the largest stratigraphic traps in the UK," commented Romanow. "Our geological model is working well in this mature basin and we intend to leverage this knowledge as we move forward with our exploration programs in the North Sea."

OFFSHORE WEST AFRICA
We recently completed drilling an exploration well in the southern portion of Oil Prospecting License (OPL) 223, offshore West Africa.

The Owowo South B-1 well was drilled in a water depth of 670 metres and is located 20 kilometres northeast of the Usan field, currently under development. We expect to announce drilling results shortly.

Under the production sharing contract governing OPL 223, the Nigerian National Petroleum Corporation (NNPC) is concessionaire of the license, which is operated by Total Exploration & Production Nigeria Ltd. (18%) with its co-venturers:
Nexen Petroleum Exploration & Production Nigeria Ltd. (18%), Chevron Nigeria Deepwater F Ltd. (27%), Esso Exploration and Production Nigeria (Upstream) Ltd. (27%) and Nigerian Petroleum Development Company (NPDC) Ltd. (10%).

DEEP-WATER GULF OF MEXICO
In the Eastern Gulf of Mexico, we have previously made two discoveries at Vicksburg and Shiloh. We are currently reviewing tie-back options to existing platforms for the Vicksburg discovery and expect to drill an appraisal well here in 2010. In addition, we recently spud the Antietam prospect, which is located three miles west of our Shiloh discovery. Drilling results are expected in the third quarter. Later this year, we also expect to drill an exploration well at Appomattox, about six miles west of Vicksburg. We have a 25% interest in Vicksburg and a 20% interest in Antietam, Appomattox and Shiloh, with Shell operating all four.

"By focusing where we have had success, our global exploration program is delivering excellent results," said Romanow, "We are leveraging talent and learnings across our select basins and the discoveries we are making are adding significant upside to our strong portfolio of identified growth projects."

LONG LAKE--BITUMEN VOLUMES RESPONDING TO RECORD STEAM INJECTION RATES

The ramp up of Long Lake is progressing and the reservoir continues to perform as expected given the amount of steam that has been injected. Steam volumes have been limited by our ability to treat water.

In May, we successfully completed a project to add supplementary heat to the hot lime softeners ("HLS") in the water treatment plant. We also completed routine maintenance work to remove deposits which typically build up in water treatment plants. Steam production increased in June and we have achieved record injection rates of approximately 95,000 bbls/d and gross bitumen production rates of approximately 18,000 bbls/d. There are currently 41 of 81 well pairs on production and we are producing at a steam to oil ratio ("SOR") which ranges between 4.0 and 5.0. We continue to expect a long term SOR of 3.0, over the life of the project.

Bitumen production volumes for the second quarter set a new record and averaged approximately 14,300 bbls/d (gross), an increase of 7% over the first quarter. Production volumes have been impacted by downtime associated with improvements made to the HLS units. We plan to replace valves and conduct maintenance on our water treatment plant during the third quarter to further optimize our steam production. The cost of these activities will not be significant and will result in scheduled downtime in the third quarter, impacting bitumen and premium synthetic crude (PSCTM) production. As steam generation increases, all wells will be converted to production mode.

With respect to the Upgrader, all major units are operational and Syngas is being used in SAGD operations. This allows us to decrease operating costs by reducing the requirement for purchased natural gas. The solvent de-asphalter and thermal cracker units are expected to start shortly and will allow us to transition from gasifying vacuum residue, which contains some lighter parts of the barrel, to gasifying asphaltenes, the heaviest part of the barrel. As a result, we expect our PSCTM yield to increase from approximately 60% to 80%.

During the ramp up phase, we expect periods of downtime but anticipate that the stability of operations will continue to improve. We expect to reach full design rates of 72,000 bbls/d of gross bitumen production, upgraded to approximately 60,000 bbls/d (39,000 bbls/d, net to us) of PSCTM in 2010. We have a 65% interest in the Long Lake project and joint venture lands. We are the sole operator of the resource and upgrader. This allows us to maximize operational efficiencies and reduce the cost of managing the project.

 "The reservoir at Long Lake continues to meet expectations," commented Romanow. "Water treatment issues have limited production to date, but we have identified and continue to implement cost effective solutions. We are committed to a safe and reliable start-up. Long Lake will generate significant value with 40 years of production at a $10/bbl margin advantage."

UK NORTH SEA--FIRST OIL AT ETTRICK SCHEDULED IN THE NEXT FEW WEEKS

Our Ettrick development in the North Sea is expected to produce first oil in the next few weeks. The project is expected to add approximately 12,000 to 16,000 boe/d to our production volumes for the remainder of the year. Ettrick will produce to a leased floating production, storage and offloading vessel (FPSO) designed to handle 30,000 bbls/d of oil and 35 mmcf/d of gas. We have a discovery at Blackbird which could be a future tie-back to Ettrick. We operate both Ettrick and Blackbird, with an 79.73% working interest in each.

GULF OF MEXICO--LONGHORN NEARING FIRST PRODUCTION

Longhorn is expected to commence production shortly. We expect peak production of approximately 200 mmcf/d or 33,000 boe/d gross (50 mmcf/d or 8,000 boe/d, net to us). A fourth development well for the project, Leo, exceeded expectations and has extended our reserve base. We have a 25% non-operated working interest and ENI is the operator.

At Knotty Head, we plan to start drilling an appraisal well in the fourth quarter of 2009 after the first of our two new deep-water drilling rigs arrives. The rig left the Singapore shipyard in mid-June and is expected to enter the Gulf of Mexico in August and begin deep-water sea trials. This new rig has been contracted at attractive day rates, which are significantly better than industry average. We are currently negotiating the terms of an agreement to jointly develop Knotty Head and Pony. We have a 25% operated interest in Knotty Head.

HORN RIVER SHALE GAS--WELL TESTS CONFIRM HIGH QUALITY RESOURCE

During the quarter, we put two horizontal wells on production that were drilled last summer and completed in the first quarter. Initial production rates for the first month averaged 850 mcf/d per frac. These results are in line with previous tests and those of our competitors. We drilled three additional wells earlier this year and we recently began fracing these wells. We are starting to see efficiencies in our shale gas program as the time to complete the initial fracs in our new program is substantially less than our previous experience. We plan to complete and tie-in these wells in the third quarter. By the end of the year, we expect to have six wells on production at a total exit rate ranging between 12 and 18 mmcf/d.

Our drilling activity to date has allowed us to secure tenure on the majority of our Dilly Creek lands. Only two more wells are required to secure the remainder. Primary tenure in the Horn River basin is four years and drilling activity and extensions increases this up to 18 years.

The Horn River basin has the potential to become the most significant shale gas play in North America as it has the highest resource density and excellent well productivity. We have approximately 88,000 acres in the Dilly Creek area and 38,000 acres in the Cordova area in northeast British Columbia with a 100% working interest in each. As previously announced on April 22, 2008, we estimate that our Dilly Creek lands contain between 3 and 6 trillion cubic feet (0.5 to 1.0 billion barrels of oil equivalent) of recoverable contingent resource which could double our total proved reserves. Further appraisal activity is required before these estimates can be finalized and commerciality established.

"Our most recent well tests continue to confirm the resource quality of our Horn River shale gas play," said Romanow. "The long land tenure we have secured gives us significant optionality in pacing our development, allowing us to focus on creating value as gas prices warrant, rather than managing land expiries."

OFFSHORE WEST AFRICA--USAN DEVELOPMENT CONTINUES

Development of the Usan field on block OML 138, offshore Nigeria is fully underway. The field development plan includes a FPSO vessel with a storage capacity of two million barrels of oil. Development drilling has begun and throughout the course of the year the FPSO hull will be constructed. The Usan field is expected to come on stream in 2012 and will ramp up to a peak production rate of 180,000 bbls/d (36,000 bbls/d net to us). Nexen has a 20% interest in exploration and development along with Total E&P Nigeria Limited (20% and Operator), Chevron Petroleum Nigeria Limited (30%) and Esso Exploration and Production Nigeria (Offshore East) Limited (30%).

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable October 1, 2009, to shareholders of record on September 10, 2009. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as shale gas and coalbed methane), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

Information with respect to forward-looking statements and cautionary notes is set out below.

For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA
Manager, Investor Relations
(403) 699-5821

TIM CHATTEN, P.ENG
Analyst, Investor Relations
(403) 699-4244

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
WWW.NEXENINC.COM

CONFERENCE CALL

Marvin Romanow, President and CEO, and Kevin Reinhart, Senior Vice-President and CFO will host a conference call to discuss our financial and operating results and expectations for the future.

Date:    July 16, 2009
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-340-8530 (Toronto)
877-240-9772 (North American toll-free)
800-9559-6849 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00 a.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 2755450 followed by the pound sign. A live and on demand webcast of the conference call will be available at WWW.NEXENINC.COM.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) OR "FORWARD-LOOKING INFORMATION" (WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LEGISLATION). SUCH STATEMENTS OR INFORMATION (TOGETHER "FORWARD-LOOKING STATEMENTS") ARE GENERALLY IDENTIFIABLE BY THE FORWARD-LOOKING TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK", "FORECAST" OR OTHER SIMILAR WORDS AND INCLUDE STATEMENTS RELATING TO OR ASSOCIATED WITH INDIVIDUAL WELLS, REGIONS OR PROJECTS. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE EARNINGS, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, AVAILABILITY OF COMMITTED CREDIT FACILITIES, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF CURRENT AND LONG-TERM ASSETS, ULTIMATE RECOVERABILITY OF RESERVES OR RESOURCES, EXPECTED FINDING AND DEVELOPMENT COSTS, EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, ESTIMATES ON A PER SHARE BASIS, SALES, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED, COME ON STREAM, OR REACH EXPECTED OPERATING CAPACITY AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS. STATEMENTS RELATING TO "RESERVES" OR "RESOURCES" ARE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED
ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE,
UPGRADE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; ULTIMATE EFFECTIVENESS OF DESIGN MODIFICATIONS TO FACILITIES; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THE STATEMENTS CONTAINED HEREIN, WHICH ARE MADE AS OF THE DATE HEREOF AND, EXCEPT AS REQUIRED BY LAW, NEXEN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE EXPRESSLY QUALIFIED BY THIS CAUTIONARY STATEMENT. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2008 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS

     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS DISCLOSURE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES", "RECOVERABLE RESOURCES" AND "RECOVERABLE CONTINGENT RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

     IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES.
     PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE. UNDER SEC REGULATIONS, WE ARE REQUIRED TO RECOGNIZE BITUMEN RESERVES RATHER THAN THE UPGRADED PREMIUM SYNTHETIC CRUDE OIL WE WILL PRODUCE AND SELL FROM LONG LAKE.

CAUTIONARY NOTE TO CANADIAN INVESTORS

     NEXEN IS AN SEC REGISTRANT AND A VOLUNTARY FORM 10-K (AND RELATED FORMS) FILER. THEREFORE, OUR RESERVES ESTIMATES AND SECURITIES REGULATORY DISCLOSURES FOLLOW SEC REQUIREMENTS. IN CANADA, NATIONAL INSTRUMENT 51-101--STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101) PRESCRIBES THAT CANADIAN COMPANIES FOLLOW CERTAIN STANDARDS FOR THE
     PREPARATION AND DISCLOSURE OF RESERVES AND RELATED INFORMATION. NEXEN RESERVES DISCLOSURES ARE MADE IN RELIANCE UPON EXEMPTIONS GRANTED TO NEXEN BY CANADIAN SECURITIES REGULATORS FROM CERTAIN REQUIREMENTS OF NI 51-101 WHICH PERMITS US TO:

         o PREPARE OUR RESERVES ESTIMATES AND RELATED DISCLOSURES IN ACCORDANCE WITH SEC DISCLOSURE REQUIREMENTS, GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US AND THE STANDARDS OF THE CANADIAN OIL AND GAS EVALUATION HANDBOOK (COGE HANDBOOK) MODIFIED TO REFLECT SEC REQUIREMENTS;

         o SUBSTITUTE THOSE SEC DISCLOSURES FOR MUCH OF THE ANNUAL DISCLOSURE REQUIRED BY NI 51-101; AND

         o RELY UPON INTERNALLY-GENERATED RESERVES ESTIMATES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN, INCLUDED IN THE SUPPLEMENTARY FINANCIAL INFORMATION, WITHOUT THE REQUIREMENT TO HAVE THOSE ESTIMATES EVALUATED OR AUDITED BY INDEPENDENT QUALIFIED RESERVES EVALUATORS.

     AS A RESULT OF THESE EXEMPTIONS, NEXEN'S DISCLOSURES MAY DIFFER FROM OTHER CANADIAN COMPANIES AND CANADIAN INVESTORS SHOULD NOTE THE FOLLOWING
     FUNDAMENTAL DIFFERENCES IN RESERVES ESTIMATES AND RELATED DISCLOSURES CONTAINED HEREIN:

         o SEC REGISTRANTS APPLY SEC RESERVES DEFINITIONS AND PREPARE THEIR PROVED RESERVES ESTIMATES IN ACCORDANCE WITH SEC REQUIREMENTS AND GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US WHEREAS NI 51-101 REQUIRES ADHERENCE TO THE DEFINITIONS AND STANDARDS PROMULGATED BY THE COGE HANDBOOK;

         o THE SEC MANDATES DISCLOSURE OF PROVED RESERVES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN CALCULATED USING YEAR-END CONSTANT PRICES AND COSTS ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF RESERVES AND RELATED FUTURE NET REVENUES USING FORECAST PRICES;

         o THE SEC MANDATES DISCLOSURE OF PROVED AND PROVED DEVELOPED RESERVES BY GEOGRAPHIC REGION ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF MORE RESERVE CATEGORIES AND PRODUCT TYPES;

         o THE SEC DOES NOT PRESCRIBE THE NATURE OF THE INFORMATION REQUIRED IN CONNECTION WITH PROVED UNDEVELOPED RESERVES AND FUTURE DEVELOPMENT COSTS WHEREAS NI 51-101 REQUIRES CERTAIN DETAILED INFORMATION REGARDING PROVED UNDEVELOPED RESERVES, RELATED DEVELOPMENT PLANS AND FUTURE DEVELOPMENT COSTS;

         o THE SEC DOES NOT REQUIRE DISCLOSURE OF FINDING AND DEVELOPMENT (F&D) COSTS PER BOE OF PROVED RESERVES ADDITIONS WHEREAS NI 51-101 REQUIRES THAT VARIOUS F&D COSTS PER BOE BE DISCLOSED. NI 51-101 REQUIRES THAT F&D COSTS BE CALCULATED BY DIVIDING THE AGGREGATE OF EXPLORATION AND DEVELOPMENT COSTS INCURRED IN THE CURRENT YEAR AND THE CHANGE IN ESTIMATED FUTURE DEVELOPMENT COSTS RELATING TO PROVED RESERVES BY THE ADDITIONS TO PROVED RESERVES IN THE CURRENT YEAR. HOWEVER, THIS WILL GENERALLY NOT REFLECT FULL CYCLE FINDING AND DEVELOPMENT COSTS RELATED TO RESERVE ADDITIONS FOR THE YEAR;

         o THE SEC LEAVES THE ENGAGEMENT OF INDEPENDENT QUALIFIED RESERVES EVALUATORS TO THE DISCRETION OF A COMPANY'S BOARD OF DIRECTORS WHEREAS NI 51-101 REQUIRES ISSUERS TO ENGAGE SUCH EVALUATORS AND TO FILE THEIR REPORTS;

         o THE SEC DOES NOT CONSIDER THE UPGRADING COMPONENT OF OUR INTEGRATED OIL SANDS PROJECT AT LONG LAKE AS AN OIL AND GAS ACTIVITY, AND THEREFORE PERMITS RECOGNITION OF BITUMEN RESERVES ONLY. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS RECOGNITION OF SYNTHETIC RESERVES. AT YEAR END, WE HAVE RECOGNIZED 285 MILLION BARRELS BEFORE ROYALTIES OF PROVED BITUMEN RESERVES (282 MILLION BARRELS AFTER ROYALTIES) UNDER SEC REQUIREMENTS, WHEREAS UNDER NI 51-101 WE WOULD HAVE RECOGNIZED 233 MILLION BARRELS BEFORE ROYALTIES OF PROVED SYNTHETIC RESERVES (231 MILLION BARRELS AFTER ROYALTIES);

         o THE SEC CONSIDERS OUR SYNCRUDE OPERATION AS A MINING ACTIVITY RATHER THAN AN OIL AND GAS ACTIVITY, AND THEREFORE DOES NOT PERMIT RELATED RESERVES TO BE INCLUDED WITH OIL AND GAS RESERVES. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS THEM TO BE INCLUDED WITH OIL AND GAS RESERVES. WE HAVE PROVIDED A SEPARATE TABLE SHOWING OUR SHARE OF THE SYNCRUDE PROVED RESERVES AS WELL AS THE ADDITIONAL DISCLOSURES RELATING TO MINING ACTIVITIES REQUIRED BY SEC REQUIREMENTS; AND

         o ANY RESERVES DATA IN THIS DOCUMENT REFLECTS OUR ESTIMATES OF RESERVES. WHILE WE OBTAIN AN INDEPENDENT ASSESSMENT OF A PORTION OF OUR RESERVES ESTIMATES, NO INDEPENDENT QUALIFIED RESERVES EVALUATOR OR AUDITOR WAS INVOLVED IN THE PREPARATION OF THE RESERVES DATA DISCLOSED IN THIS FORM 10-K.

     THE FOREGOING IS A GENERAL DESCRIPTION OF THE PRINCIPAL DIFFERENCES ONLY. PLEASE NOTE THAT THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

     NI 51-101 REQUIRES THAT WE MAKE THE FOLLOWING DISCLOSURES:

         o WE USE OIL EQUIVALENTS (BOE) TO EXPRESS QUANTITIES OF NATURAL GAS AND CRUDE OIL IN A COMMON UNIT. A CONVERSION RATIO OF 6 MCF OF NATURAL GAS TO 1 BARREL OF OIL IS USED. BOE MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION. THE CONVERSION RATIO IS BASED ON AN ENERGY EQUIVALENCY CONVERSION METHOD PRIMARILY APPLICABLE AT THE BURNER TIP AND DOES NOT REPRESENT A VALUE EQUIVALENCY AT THE WELLHEAD; AND

         o BECAUSE RESERVES DATA ARE BASED ON JUDGMENTS REGARDING FUTURE EVENTS ACTUAL RESULTS WILL VARY AND THE VARIATIONS MAY BE MATERIAL. VARIATIONS AS A RESULT OF FUTURE EVENTS ARE EXPECTED TO BE CONSISTENT WITH THE FACT THAT RESERVES ARE CATEGORIZED ACCORDING TO THE PROBABILITY OF THEIR RECOVERY.

RESOURCES

     NEXEN'S ESTIMATES OF CONTINGENT RESOURCES ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE CONTINGENT RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE POTENTIALLY RECOVERABLE FROM KNOWN ACCUMULATIONS USING ESTABLISHED TECHNOLOGY OR TECHNOLOGY UNDER DEVELOPMENT, BUT WHICH ARE NOT CURRENTLY CONSIDERED TO BE COMMERCIALLY RECOVERABLE DUE TO ONE OR MORE CONTINGENCIES. SUCH CONTINGENCIES MAY INCLUDE, BUT ARE NOT LIMITED TO, FACTORS SUCH AS ECONOMIC, LEGAL, ENVIRONMENTAL, POLITICAL AND REGULATORY MATTERS OR A LACK OF MARKETS. SPECIFIC CONTINGENCIES PRECLUDING THESE CONTINGENT RESOURCES BEING CLASSIFIED AS RESERVES INCLUDE BUT ARE NOT LIMITED TO: FUTURE DRILLING PROGRAM RESULTS, DRILLING AND COMPLETIONS OPTIMIZATION, STAKEHOLDER AND REGULATORY APPROVAL OF FUTURE DRILLING AND INFRASTRUCTURE PLANS, ACCESS TO REQUIRED INFRASTRUCTURE, ECONOMIC FISCAL TERMS, A LOWER LEVEL OF DELINEATION, THE ABSENCE OF REGULATORY APPROVALS, DETAILED DESIGN ESTIMATES AND NEAR-TERM DEVELOPMENT PLANS, AND GENERAL UNCERTAINTIES ASSOCIATED WITH THIS EARLY STAGE OF EVALUATION. THE ESTIMATED RANGE OF CONTINGENT RESOURCES REFLECTS CONSERVATIVE AND OPTIMISTIC LIKELIHOODS OF RECOVERY. HOWEVER, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THESE CONTINGENT RESOURCES.

     NEXEN'S  ESTIMATES  OF  DISCOVERED  RESOURCES   (EQUIVALENT  TO  DISCOVERED
     PETROLEUM INITIALLY-IN-PLACE) ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE DISCOVERED RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE CONTAINED IN KNOWN ACCUMULATIONS PRIOR TO PRODUCTION.
     DISCOVERED RESOURCES DO NOT REPRESENT RECOVERABLE VOLUMES. WE DISCLOSE ADDITIONAL INFORMATION REGARDING RESOURCE ESTIMATES IN ACCORDANCE WITH NI 51-101. THESE DISCLOSURES CAN BE FOUND ON OUR WEBSITE AND ON SEDAR.

CAUTIONARY STATEMENT: IN THE CASE OF DISCOVERED RESOURCES OR A SUBCATEGORY OF DISCOVERED RESOURCES OTHER THAN RESERVES, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES. IN THE CASE OF UNDISCOVERED RESOURCES OR A SUBCATEGORY OF UNDISCOVERED RESOURCES, THERE IS NO CERTAINTY THAT ANY PORTION OF THE RESOURCES WILL BE DISCOVERED. IF DISCOVERED, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES.

NEXEN INC.
FINANCIAL HIGHLIGHTS

                                                      Three Months                  Six Months
                                                     Ended June 30                 Ended June 30
(Cdn$ millions)                                     2009         2008            2009          2008
----------------------------------------------------------------------------------------------------
Net Sales                                          1,200        2,071           2,248         3,941
Cash Flow from Operations                            443          946           1,000         1,985
     Per Common Share ($/share)                     0.85         1.78            1.92          3.75
Net Income                                            20          380             155         1,010
     Per Common Share ($/share)                     0.04         0.72            0.30          1.91
Capital Investment (1)                               715          636           1,464         1,422
Acquisitions                                           -            2             755             2
Net Debt (2)                                       5,889        3,835           5,889         3,835
Common Shares Outstanding (millions of shares)     521.2        530.3           521.2         530.3
                                                 ---------------------------------------------------

(1) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.

(2) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.

CASH FLOW FROM OPERATIONS (1)

                                                      Three Months                  Six Months
                                                     Ended June 30                 Ended June 30
(Cdn$ millions)                                     2009         2008            2009          2008
----------------------------------------------------------------------------------------------------
Oil & Gas and Syncrude
     United Kingdom                                  552          921             982         1,801
     Yemen (2)                                        78          183             165           348
     Canada                                           43          127              77           213
     United States                                    41          165              53           312
     Other Countries                                   8           29              17            63
     Marketing                                        34         (164)            118          (151)
     Syncrude                                          3          109              29           199
                                                 ---------------------------------------------------
                                                     759        1,370           1,441         2,785
Chemicals                                             21           19              48            32
                                                 ---------------------------------------------------
                                                     780        1,389           1,489         2,817
Interest and Other Corporate Items                  (173)         (83)           (231)         (147)
Income Taxes (3)                                    (164)        (360)           (258)         (685)
                                                 ---------------------------------------------------
Cash Flow from Operations (1)                        443          946           1,000         1,985
                                                 ===================================================

(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other and excludes items of a non-recurring nature. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                              Three Months             Six Months
                                                             Ended June 30           Ended June 30
 (Cdn$ millions)                                            2009       2008          2009     2008
 --------------------------------------------------------------------------------------------------
 Cash Flow from Operating Activities                         109      1,163           898    2,331
 Changes in Non-Cash Working Capital                         340       (232)          (80)    (372)
 Other                                                        44         21           185       38
 Impact of Annual Crude Oil Put Options                      (50)        (6)           (3)     (12)
                                                        -------------------------------------------
 Cash Flow from Operations                                   443        946         1,000    1,985
                                                        ===========================================

 Weighted-average Number of Common Shares Outstanding
 (millions of shares)                                      521.2      530.0         520.7    529.5
                                                        -------------------------------------------
 Cash Flow from Operations Per Common Share ($/share)       0.85       1.78          1.92     3.75
                                                        ===========================================

(2) After in-country cash taxes of $42 million for the three months ended June 30, 2009 (2008 - $91 million) and $66 million for the six months ended June 30, 2009 (2008 - $158 million).

(3) Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)

                                                   Three Months                 Six Months
                                                   Ended June 30              Ended June 30
                                                2009          2008          2009        2008
---------------------------------------------------------------------------------------------
Crude Oil and Liquids (mbbls/d)
     United Kingdom                             97.7         100.3         100.7       103.1
     Yemen                                      51.5          57.6          52.9        59.9
     Canada                                     14.9          16.4          15.1        16.3
     United States                              12.1          11.3          11.2        12.5
     Long Lake Bitumen (2)                       9.3           3.2           8.7         1.9
     Other Countries                             3.6           5.7           4.5         5.8
   Syncrude (mbbls/d) (3)                       14.9          19.1          17.3        19.2
                                          ---------------------------------------------------
                                               204.0         213.6         210.4       218.7
                                          ---------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                               18            19            18          20
     Canada                                      136           126           138         127
     United States                                61            99            56         105
                                          ---------------------------------------------------
                                                 215           244           212         252
                                          ---------------------------------------------------
Total Production (mboe/d)                        240           254           246         261
                                          ===================================================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                   Three Months                 Six Months
                                                   Ended June 30              Ended June 30
                                                2009          2008          2009         2008
---------------------------------------------------------------------------------------------
Crude Oil and Liquids (mbbls/d)
     United Kingdom                             97.6         100.3         100.6        103.1
     Yemen                                      29.0          29.2          32.3         30.4
     Canada                                     11.2          12.6          11.8         12.4
     United States                              10.9           9.7          10.2         10.9
     Long Lake Bitumen (2)                       9.2           3.2           8.6          1.9
     Other Countries                             3.3           5.2           4.2          5.4
   Syncrude (mbbls/d) (3)                       13.0          15.9          16.3         16.4
                                          ---------------------------------------------------
                                               174.2         176.1         184.0        180.5
                                          ---------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                               18            19            18           20
     Canada                                      129           108           127          107
     United States                                54            85            50           90
                                          ---------------------------------------------------
                                                 201           212           195          217
                                          ---------------------------------------------------

Total Production (mboe/d)                        208           211           217          217
                                          ===================================================

(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2) Pre-operating revenues and costs associated with Long Lake bitumen are capitalized as development costs until we reach commercial operations.
(3) Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                              |                                           TOTAL
                                                    Quarters - 2009           |          Quarters - 2008                   YEAR
                                                   ---------------------------|-------------------------------------------------
(all dollar amounts in Cdn$ unless noted)                       1st      2nd  |    1st        2nd       3rd       4th      2008
------------------------------------------------------------------------------|-------------------------------------------------
PRICES:                                                                       |
WTI Crude Oil (US$/bbl)                                       43.08    59.62  |  97.90     123.98    117.98     58.73     99.65
Nexen Average - Oil (Cdn$/bbl)                                50.41    68.32  |  93.00     118.00    115.56     59.90     96.92
NYMEX Natural Gas (US$/mmbtu)                                  4.48     3.81  |   8.75      11.48      8.95      6.41      8.90
Nexen Average - Gas (Cdn$/mcf)                                 5.11     3.77  |   7.97      10.21      8.65      6.34      8.44
------------------------------------------------------------------------------|-------------------------------------------------
                                                                              |
NETBACKS:                                                                     |
CANADA - HEAVY OIL                                                            |
Sales (mbbls/d)                                               15.4     14.7   |   16.2       16.4      16.0      16.2      16.2
                                                                              |
Price Received ($/bbl)                                        35.35    56.05  |  65.94      93.16     97.91     41.14     74.51
Royalties & Other                                              6.86    12.83  |  16.65      22.61     24.24      8.81     18.07
Operating Costs                                               15.42    16.41  |  15.76      17.17     16.99     16.69     16.66
------------------------------------------------------------------------------|-------------------------------------------------
Netback                                                       13.07    26.81  |  33.53      53.38     56.68     15.64     39.78
------------------------------------------------------------------------------|-------------------------------------------------
CANADA - NATURAL GAS                                                          |
Sales (mmcf/d)                                                  137      134  |    127        126       133       138       131
                                                                              |
Price Received ($/mcf)                                         4.75     3.42  |   7.57       9.67      8.00      6.06      7.73
Royalties & Other                                              0.59     0.15  |   1.18       1.53      1.52      1.07      1.32
Operating Costs                                                1.54     1.59  |   1.67       1.84      1.84      1.66      1.75
------------------------------------------------------------------------------|-------------------------------------------------
Netback                                                        2.62     1.68  |   4.72       6.30      4.64      3.33      4.66
------------------------------------------------------------------------------|-------------------------------------------------
YEMEN                                                                         |
Sales (mbbls/d)                                               54.7     51.4   |    62.5      57.4      54.2      51.7      56.4
                                                                              |
Price Received ($/bbl)                                        52.30    69.40  |  96.57     120.39    115.92     64.48     99.87
Royalties & Other                                             19.43    31.94  |  48.07      59.21     52.47     26.33     46.94
Operating Costs                                                9.62    10.39  |   7.76       8.80      7.82      9.80      8.51
In-country Taxes                                               4.92     9.01  |  11.82      17.45     16.11      7.60     13.31
------------------------------------------------------------------------------|-------------------------------------------------
Netback                                                       18.33    18.06  |  28.92      34.93     39.52     20.75     31.11
------------------------------------------------------------------------------|-------------------------------------------------
SYNCRUDE                                                                      |
Sales (mbbls/d)                                               19.8     14.9   |   19.3       19.1      22.9      22.3      20.9
                                                                              |
Price Received ($/bbl)                                        55.48    71.58  | 101.70     130.90    126.56     65.48    105.47
Royalties & Other                                              0.40     8.84  |  11.93      22.08     21.89      4.97     15.11
Operating Costs                                               36.95    57.21  |  35.16      45.09     32.40     34.67     36.53
------------------------------------------------------------------------------|-------------------------------------------------
Netback                                                       18.13     5.53  |  54.61      63.73     72.27     25.84     53.83
------------------------------------------------------------------------------|-------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                          |                                           TOTAL
                                                Quarters - 2009           |          Quarters - 2008                   YEAR
                                               ---------------------------|-------------------------------------------------
(all dollar amounts in Cdn$ unless noted)                   1st      2nd  |    1st        2nd       3rd       4th      2008
--------------------------------------------------------------------------|-------------------------------------------------
UNITED STATES                                                             |
Crude Oil:                                                                |
   Sales (mbbls/d)                                         10.4     12.1  |   13.7       11.3       8.5       3.8       9.3
   Price Received ($/bbl)                                 46.27    66.23  |  94.07     120.77    122.46     58.43    104.94
Natural Gas:                                                              |
   Sales (mmcf/d)                                            50       61  |    112         99        70        31        78
   Price Received ($/mcf)                                  5.93     4.58  |   9.03      11.80     10.14      8.09     10.07
Total Sales Volume (mboe/d)                                18.8     22.2  |   32.4       27.8      20.2       8.9      22.3
                                                                          |
Price Received ($/boe)                                    41.50    48.53  |  71.10      91.08     86.75     52.77     79.02
Royalties & Other                                          4.52     4.94  |   9.53      12.88     12.30      7.89     11.03
Operating Costs                                           13.79    13.11  |   8.20       9.28     15.62     21.58     11.57
--------------------------------------------------------------------------|-------------------------------------------------
Netback                                                   23.19    30.48  |  53.37      68.92     58.83     23.30     56.42
--------------------------------------------------------------------------|-------------------------------------------------
UNITED KINGDOM                                                            |
Crude Oil:                                                                |
   Sales (mbbls/d)                                        100.8     97.0  |  108.9       89.0     107.0      96.4     100.3
   Price Received ($/bbl)                                 51.60    69.42  |  93.38     118.24    114.89     58.60     96.23
Natural Gas:                                                              |
   Sales (mmcf/d)                                            21       17  |     22         24        18        16        20
   Price Received ($/mcf)                                  5.50     3.67  |   6.82       7.06      7.53      5.44      6.78
Total Sales Volume (mboe/d)                               104.3     99.8  |  112.6       93.0     110.0      99.0     103.7
                                                                          |
Price Received ($/boe)                                    50.97    68.10  |  91.67     114.95    112.99     57.91     94.45
Operating Costs                                            5.48     5.85  |   5.67       7.42      6.71      7.39      6.75
--------------------------------------------------------------------------|-------------------------------------------------
Netback                                                   45.49    62.25  |  86.00     107.53    106.28     50.52     87.70
--------------------------------------------------------------------------|-------------------------------------------------
OTHER COUNTRIES
Sales (mbbls/d)                                             5.5      3.6  |    6.0        5.7       5.7       5.8       5.8

Price Received ($/bbl)                                    41.68    66.83  |  91.85     113.18    120.11     72.43     98.98
Royalties & Other                                          3.26     5.17  |   7.46       8.95      9.42      5.81      7.88
Operating Costs                                            4.81     5.73  |   4.74       4.43      5.14      3.79      4.52
--------------------------------------------------------------------------|-------------------------------------------------
Netback                                                   33.61    55.93  |  79.65      99.80    105.55     62.83     86.58
--------------------------------------------------------------------------|-------------------------------------------------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                                241.4    228.9  |  270.1      240.4     250.9     226.9     247.0

Price Received ($/boe)                                    47.56    61.28  |  85.90     108.26    106.22     56.94     89.78
Royalties & Other                                          5.64     9.23  |  14.87      19.92     16.98      8.22     15.06
Operating Costs                                           10.62    11.95  |   9.46      11.89     10.90     12.01     11.04
In-country Taxes                                           1.11     2.02  |   2.74       4.16      3.48      1.73      3.04
--------------------------------------------------------------------------|-------------------------------------------------
Netback                                                   30.19    38.08  |  58.83      72.29     74.86     34.98     60.64
--------------------------------------------------------------------------|-------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                      Three Months             Six Months
                                                                      Ended June 30           Ended June 30
(Cdn$ millions, except per share amounts)                           2009         2008        2009       2008
-------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
     Net Sales                                                     1,200        2,071       2,248      3,941
     Marketing and Other (Note 15)                                    82           34         339        256
                                                                  -------------------------------------------
                                                                   1,282        2,105       2,587      4,197
                                                                  -------------------------------------------
EXPENSES
     Operating                                                       320          348         625        657
     Depreciation, Depletion, Amortization and Impairment            413          334         822        698
     Transportation and Other                                        232          195         433        400
     General and Administrative                                      167          418         267        473
     Exploration                                                      77          101         130        133
     Interest (Note 10)                                               74           16         142         43
                                                                  -------------------------------------------
                                                                   1,283        1,412       2,419      2,404
                                                                  -------------------------------------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES                       (1)         693         168      1,793
                                                                  -------------------------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
     Current                                                         206          451         324        843
     Future                                                         (229)        (139)       (316)       (62)
                                                                  -------------------------------------------
                                                                     (23)         312           8        781
                                                                  -------------------------------------------

NET INCOME                                                            22          381         160      1,012
     Less: Net Income Attributable to Non-Controlling Interests       (2)          (1)         (5)        (2)
                                                                  -------------------------------------------

NET INCOME ATTRIBUTABLE TO NEXEN INC.                                 20          380         155      1,010
                                                                  ===========================================

EARNINGS PER COMMON SHARE ($/share) (Note 16)
     Basic                                                          0.04         0.72        0.30       1.91
                                                                  ===========================================

     Diluted                                                        0.04         0.70        0.30       1.87
                                                                  ===========================================


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                            June 30     December 31
(Cdn$ millions, except share amounts)                                          2009            2008
----------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                                               1,974           2,003
      Restricted Cash (Notes 2 and 8)                                           335             103
      Accounts Receivable (Note 3)                                            3,272           3,163
      Inventories and Supplies (Note 4)                                         598             484
      Other                                                                     167             169
                                                                        ----------------------------
         Total Current Assets                                                 6,346           5,922
                                                                        ----------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $10,722 (December 31, 2008 - $10,393)                 15,917          14,922
   GOODWILL                                                                     372             390
   FUTURE INCOME TAX ASSETS                                                     921             351
   DEFERRED CHARGES AND OTHER ASSETS (Note 6)                                   370             570
                                                                        ----------------------------
TOTAL ASSETS                                                                 23,926          22,155
                                                                        ============================

LIABILITIES
   CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (Note 9)                       3,608           3,326
      Accrued Interest Payable                                                   63              67
      Dividends Payable                                                          26              26
                                                                        ----------------------------
         Total Current Liabilities                                            3,697           3,419
                                                                        ----------------------------

   LONG-TERM DEBT (Note 10)                                                   7,863           6,578
   FUTURE INCOME TAX LIABILITIES                                              2,852           2,619
   ASSET RETIREMENT OBLIGATIONS (Note 12)                                     1,044           1,024
   DEFERRED CREDITS AND OTHER LIABILITIES (Note 13)                           1,167           1,324

SHAREHOLDERS' EQUITY (Note 14)
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2009 - 521,205,270 shares
                       2008 - 519,448,590 shares                              1,011             981
      Contributed Surplus                                                         2               2
      Retained Earnings                                                       6,393           6,290
      Accumulated Other Comprehensive Loss                                     (157)           (134)
                                                                        ----------------------------
   Total Nexen Inc. Shareholders' Equity                                      7,249           7,139
      Non-Controlling Interests                                                  54              52
                                                                        ----------------------------
   TOTAL SHAREHOLDERS' EQUITY                                                 7,303           7,191
   COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 17)
                                                                        ----------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   23,926          22,155
                                                                        ============================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                              Three Months             Six Months
                                                                             Ended June 30            Ended June 30
(Cdn$ millions)                                                             2009       2008         2009        2008
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                                                                 22        381          160       1,012
   Charges and Credits to Income not Involving Cash (Note 18)                394        470          713         852
   Exploration Expense                                                        77        101          130         133
   Changes in Non-Cash Working Capital (Note 18)                            (340)       232           80         372
   Other                                                                     (44)       (21)        (185)        (38)
                                                                        ---------------------------------------------
                                                                             109      1,163          898       2,331

FINANCING ACTIVITIES
   Proceeds from (Repayment of) Term Credit Facilities, Net                  632          -        1,643        (228)
   Proceeds from (Repayment of) Canexus Term Credit Facilities, Net           42        (18)          52         (10)
   Proceeds from Canexus Notes                                                 -         51            -          51
   Repayment of Medium-Term Notes                                              -       (125)           -        (125)
   Dividends on Common Shares                                                (26)       (27)         (52)        (40)
   Distributions Paid to Non-Controlling Interests                            (4)        (3)          (7)         (7)
   Issue of Common Shares and Exercise of Tandem Options for Shares            7         14           30          40
   Other                                                                       -         (2)          (1)         (2)
                                                                        ---------------------------------------------
                                                                             651       (110)       1,665        (321)

INVESTING ACTIVITIES
   Capital Expenditures
       Exploration and Development                                          (631)      (606)      (1,335)     (1,375)
       Proved Property Acquisitions                                            -         (2)        (755)         (2)
       Marketing, Chemicals, Corporate and Other                             (84)       (30)        (129)        (47)
   Proceeds on Disposition of Assets                                           1          -           15           -
   Changes in Restricted Cash                                                 67       (174)        (247)        (53)
   Changes in Non-Cash Working Capital (Note 18)                             (74)       (76)         (55)        (54)
   Other                                                                       1        (70)          (1)        (97)
                                                                        ---------------------------------------------
                                                                            (720)      (958)      (2,507)     (1,628)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                (120)        (5)         (85)         26
                                                                        ---------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (80)        90          (29)        408

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                            2,054        524        2,003         206
                                                                        ---------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD (1)                              1,974        614        1,974         614
                                                                        =============================================

(1) Cash and cash equivalents at June 30, 2009 consist of cash of $227 million and short-term investments of $1,747 million (June 30, 2008 - cash of $32 million and short-term investments of $582 million).


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                    Three Months            Six Months
                                                                                   Ended June 30           Ended June 30
(Cdn$ millions)                                                                  2009        2008        2009       2008
-------------------------------------------------------------------------------------------------------------------------
COMMON SHARES, Beginning of Period                                              1,004         949         981        917
      Issue of Common Shares                                                        6           4          29         24
      Exercise of Tandem Options for Shares                                         1          10           1         16
      Accrued Liability Relating to Tandem Options Exercised for
         Common Shares                                                              -           9           -         15
                                                                             --------------------------------------------
   Balance at End of Period                                                     1,011         972       1,011        972
                                                                             ============================================

CONTRIBUTED SURPLUS, Beginning of Period                                            2           3           2          3
      Exercise of Tandem Options                                                    -          (1)          -         (1)
                                                                             --------------------------------------------
   Balance at End of Period                                                         2           2           2          2
                                                                             ============================================

RETAINED EARNINGS, Beginning of Period                                          6,399       5,600       6,290      4,983
      Net Income Attributable to Nexen Inc.                                        20         380         155      1,010
      Dividends on Common Shares (Note 14)                                        (26)        (27)        (52)       (40)
                                                                             --------------------------------------------
   Balance at End of Period                                                     6,393       5,953       6,393      5,953
                                                                             ============================================

ACCUMULATED OTHER COMPREHENSIVE LOSS, Beginning of Period                        (128)       (266)       (134)      (293)
      Other Comprehensive Income (Loss)                                           (29)         (8)        (23)        19
                                                                             --------------------------------------------
   Balance at End of Period                                                      (157)       (274)       (157)      (274)
                                                                             ============================================

NON-CONTROLLING INTERESTS, Beginning of Period                                     52          64          52         67
      Net Income Attributable to Non-Controlling Interests                          6           1           9          2
      Distributions Declared to Non-Controlling Interests                          (5)         (4)         (9)        (8)
      Issue of Partnership Units to Non-Controlling Interests under
         Distribution Reinvestment Plan                                             1           1           2          1
                                                                             --------------------------------------------
   Balance at End of Period                                                        54          62          54         62
                                                                             ============================================

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                   Three Months             Six Months
                                                                                   Ended June 30           Ended June 30
(Cdn$ millions)                                                                  2009        2008        2009       2008
-------------------------------------------------------------------------------------------------------------------------
NET INCOME ATTRIBUTABLE TO NEXEN INC.                                              20         380         155      1,010
   Other Comprehensive Income (Loss), Net of Income Taxes:
      Foreign Currency Translation Adjustment
         Net Gains (Losses) on Investment in Self-Sustaining Foreign
              Operations                                                         (459)        (42)       (285)       144
         Net Gains (Losses) on Foreign-Denominated Debt Hedging Self-
             Sustaining Foreign Operations(1)                                     430          34         262       (125)
                                                                             --------------------------------------------
      Other Comprehensive Income (Loss)                                           (29)         (8)        (23)        19
                                                                             --------------------------------------------
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO NEXEN INC.                             (9)        372         132      1,029
                                                                             ============================================

(1) Net of income tax expense for the three months ended June 30, 2009 of $62 million (2008 - $4 million expense) and net of income tax expense for the six months ended June 30, 2009 of $38 million (2008 - $19 million recovery).

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted

1.   ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 20. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at June 30, 2009 and December 31, 2008 and the results of our operations and our cash flows for the three and six months ended June 30, 2009 and 2008.


We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates on an ongoing basis, including those related to accruals, litigation, environmental and asset retirement obligations, recoverability of assets, income taxes, fair values of derivative assets and liabilities, capital adequacy and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and six months ended June 30, 2009 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2009. As at July 15, 2009, there are no material subsequent events requiring additional disclosure in or amendment to these financial statements.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2008 Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2008 Form 10-K.


CHANGES IN ACCOUNTING POLICIES

GOODWILL AND INTANGIBLE ASSETS
On January 1, 2009, we retrospectively adopted the Canadian Institute of Chartered Accountants (CICA) Section 3064, GOODWILL AND INTANGIBLE ASSETS issued by the AcSB. This section clarifies the criteria for the recognition of assets, intangible assets and internally developed intangible assets. Adoption of this standard did not have a material impact on our results of operations or financial position.

Business Combinations
On January  1, 2009,  we  prospectively  adopted  CICA  Section  1582,  BUSINESS
COMBINATIONS issued by the AcSB. This section establishes principles and requirements of the acquisition method for business combinations and related disclosures. Adoption of this statement did not have a material impact on our results of operations or financial position.

CONSOLIDATED FINANCIAL STATEMENTS AND NON-CONTROLLING INTERESTS
On January 1, 2009, we adopted CICA Sections 1601, CONSOLIDATED FINANCIAL STATEMENTS, and 1602, NON-CONTROLLING INTERESTS issued by the AcSB. Section 1601 establishes standards for the preparation of consolidated financial statements.
Section 1602 provides guidance on accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. Adoption of these statements did not have a material impact on our results of operations or financial position. The retrospective presentation changes have been included in the Unaudited Consolidated Financial Statements as applicable.

2.   RESTRICTED CASH

At June 30, 2009, our restricted cash consists of margin deposits of $335 million (December 31, 2008 - $103 million) related to exchange-traded derivative financial contracts used by our energy marketing group to hedge physical commodities, and storage, transportation and customer sales contracts. We are required to maintain margin for net out-of-the-money derivative financial contracts. The increase in margin primarily relates to derivative financial contracts hedging our natural gas positions. Declining natural gas prices and widening time spreads increased the value of storage and fixed price customer sales contracts. Concurrently, the derivative financial contracts hedging these positions declined in value. Additional margin was required to cover the increase in the net out-of-the-money derivative financial contracts.

3.   ACCOUNTS RECEIVABLE

                                                                 June 30    December 31
                                                                    2009           2008
-----------------------------------------------------------------------------------------
Trade
     Energy Marketing                                              1,682          1,501
     Energy Marketing Derivative Contracts (Note 7)                  614            755
     Oil and Gas                                                     778            639
     Chemicals and Other                                              47             68
                                                            -----------------------------
                                                                   3,121          2,963
Non-Trade                                                            215            270
                                                            -----------------------------
                                                                   3,336          3,233
Allowance for Doubtful Receivables                                   (64)           (70)
                                                            -----------------------------
Total                                                              3,272          3,163
                                                            =============================

4.   INVENTORIES AND SUPPLIES

                                                                 June 30    December 31
                                                                    2009           2008
-----------------------------------------------------------------------------------------
Finished Products
     Energy Marketing                                                466            384
     Oil and Gas                                                      21             17
     Chemicals and Other                                              14             16
                                                            -----------------------------
                                                                     501            417
Work in Process                                                        9              6
Field Supplies                                                        88             61
                                                            -----------------------------
Total                                                                598            484
                                                            =============================

5.   SUSPENDED EXPLORATION WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the six months ended June 30, 2009 and the year ended December 31, 2008, and does not include amounts that were initially capitalized and subsequently expensed in the same period. Suspended exploration well costs are included in property, plant and equipment.

                                                             Six Months Ended      Year Ended
                                                                      June 30     December 31
                                                                         2009            2008
-----------------------------------------------------------------------------------------------
Beginning of Period                                                       518             326
     Exploratory Well Costs Capitalized Pending the
       Determination of Proved Reserves                                   175             254
     Capitalized Exploratory Well Costs Charged to Expense                (21)            (81)
     Transfers to Wells, Facilities and Equipment Based on
       Determination of Proved Reserves                                     -             (29)
     Effects of Foreign Exchange Rate Changes                             (21)             48
                                                            -----------------------------------
End of Period                                                             651             518
                                                            ===================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                                  June 30     December 31
                                                                     2009            2008
------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                          356             239
Capitalized for a Period of Greater than One Year                     295             279
                                                            ------------------------------
Total                                                                 651             518
                                                            ==============================

Number of Projects that have Exploratory Well Costs
     Capitalized for a Period Greater than One Year                     9               7
                                                            ------------------------------

As at June 30, 2009, we have exploratory costs that have been capitalized for more than one year relating to our interests in two exploratory blocks in the Gulf of Mexico ($120 million), certain coalbed methane and shale gas exploratory activities in Canada ($77 million), four exploratory blocks in the North Sea ($78 million), and our interest in an exploratory block offshore Nigeria ($20 million). These costs relate to projects with exploration wells for which we have not been able to recognize proved reserves. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.

6.   DEFERRED CHARGES AND OTHER ASSETS


                                                                  June 30     December 31
                                                                     2009            2008
------------------------------------------------------------------------------------------
Crude Oil Put Options and Natural Gas Swaps (Note 7) (1)                -             234
Long-Term Energy Marketing Derivative Contracts (Note 7)              230             217
Long-Term Capital Prepayments                                          40              61
Asset Retirement Remediation Fund                                       7               9
Defined Benefit Pension Assets                                         47               3
Other                                                                  46              46
                                                            ------------------------------
Total                                                                 370             570
                                                            ==============================

(1) The crude oil put options were reclassified to other current assets in the first quarter as they settle within 12 months.

7.   FINANCIAL INSTRUMENTS

Financial instruments carried at fair value on our balance sheet include cash and cash equivalents, restricted cash and derivatives used for trading and non-trading purposes. Our other financial instruments, including accounts receivable, accounts payable, accrued interest payable, dividends payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying values of our short-term receivables and payables approximate their fair value as the instruments are near maturity.

In our energy marketing group, we enter into contracts to purchase and sell crude oil, natural gas and other energy commodities, and use derivative contracts, including futures, forwards, swaps and options, for hedging and trading purposes (collectively derivatives). We also use derivatives to manage commodity price risk and foreign currency risk for non-trading purposes. We categorize our derivative instruments as trading or non-trading activities and carry the instruments at fair value on our balance sheet. The derivatives section below details our derivatives and fair values as at June 30, 2009. The fair values are included with accounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in marketing and other income.

We carry our long-term debt at amortized cost using the effective interest rate method. At June 30, 2009, the estimated fair value of our long-term debt was $7,571 million (December 31, 2008 - $5,686 million) as compared to the carrying value of $7,863 million (December 31, 2008 - $6,578 million). The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

DERIVATIVES

(a)  DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

Our energy marketing group engages in various activities including the purchase and sale of physical commodities and the use of financial instruments such as commodity and foreign exchange futures, forwards and swaps to economically hedge exposures and generate revenue. These contracts are accounted for as derivatives and, where applicable, are presented net on the balance sheet in accordance with netting arrangements. The fair value and carrying amounts related to derivative instruments held by our energy marketing operations are as follows:

                                                                        June 30         December 31
                                                                           2009                2008
----------------------------------------------------------------------------------------------------
  Commodity Contracts                                                       609                 742
  Foreign Exchange Contracts                                                  5                  13
                                                            ----------------------------------------
Accounts Receivable (Note 3)                                                614                 755
                                                            ----------------------------------------

  Commodity Contracts                                                       229                 213
  Foreign Exchange Contracts                                                  1                   4
                                                            ----------------------------------------
Deferred Charges and Other Assets (Note 6) (1)                              230                 217
                                                            ----------------------------------------

  Total Trading Derivative Assets                                           844                 972
                                                            ========================================

  Commodity Contracts                                                       616                 585
  Foreign Exchange Contracts                                                 37                  30
                                                            ----------------------------------------
Accounts Payable and Accrued Liabilities (Note 9)                           653                 615
                                                            ----------------------------------------

  Commodity Contracts                                                       216                 248
  Foreign Exchange Contracts                                                 10                  46
                                                            ----------------------------------------
Deferred Credits and Other Liabilities (Note 13) (1)                        226                 294
                                                            ----------------------------------------

  Total Trading Derivative Liabilities                                      879                 909
                                                            ========================================

  Total Net Trading Derivative Contracts                                    (35)                 63
                                                            ========================================

(1) These  derivative  contracts  settle  beyond  12 months  and are  considered
    non-current;   once  within  12  months,   they  are  included  in  accounts
    receivable or accounts payable.

Excluding the impact of netting arrangements, the gross fair value of derivative instruments is as follows:

                                                                                            June 30
                                                                                               2009
-----------------------------------------------------------------------------------------------------
Current Trading Assets                                                                        4,320
Non-Current Trading Assets                                                                    1,208
                                                                                   ------------------
  Total Trading Derivative Assets                                                             5,528
                                                                                   ==================

Current Trading Liabilities                                                                   4,359
Non-Current Trading Liabilities                                                               1,204
                                                                                   ------------------
  Total Trading Derivative Liabilities                                                        5,563
                                                                                   ==================

                                                                                   ------------------
  Total Net Trading Derivative Contracts                                                        (35)
                                                                                   ==================

Trading revenues generated by our energy marketing group include gains and losses on derivative instruments and non-derivative instruments such as physical inventory. During the three and six months ended June 30, 2009, the following trading revenues were recognized in marketing and other income:

                                                                    Three Months         Six Months
                                                                   Ended June 30      Ended June 30
                                                                            2009               2009
--------------------------------------------------------------------------------- --------------------
Commodity                                                                    223                571
Foreign Exchange                                                              (2)               (83)
                                                            --------------------- --------------------
  Marketing Revenue                                                          221                488
                                                            ===================== ====================

As an energy marketer, we may undertake several transactions during a period to execute a single sale of physical product. Each transaction may be represented by one or more derivative instruments including a physical buy, physical sell, and in many cases, numerous financial instruments for economically hedging and trading purposes. The absolute notional volumes associated with our derivative instrument transactions are as follows:

                                                                       Three Months Ended            Six Months
                                                                                  June 30         Ended June 30
                                                                                     2009                  2009
----------------------------------------------------------------------------------------------------------------
Natural Gas                                                     bcf/d                18.8                  23.7
Crude Oil                                                    mmbbls/d                 3.9                   3.8
Power                                                           GWh/d               244.4                 228.4
Foreign Exchange                                         USD millions                 852                 1,230
Foreign Exchange                                        Euro millions                 107                   260
                                                                       -----------------------------------------

(b)  DERIVATIVE CONTRACTS RELATED TO NON-TRADING ACTIVITIES

The fair value and carrying amounts of derivative instruments related to non-trading activities are as follows:

                                                                                  June 30          December 31
                                                                                     2009                 2008
---------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                                    36                    6
Deferred Charges and Other Assets (Note 6) (1)                                          -                  234
                                                                      -----------------------------------------
  Total Non-Trading Derivative Assets                                                  36                  240
                                                                      =========================================

Accounts Payable and Accrued Liabilities                                               28                   21
Deferred Credits and Other Liabilities (Note 13) (1)                                   13                   26
                                                                      -----------------------------------------
  Total Non-Trading Derivative Liabilities                                             41                   47
                                                                      =========================================

  Total Net Non-Trading Derivative Assets (2)                                          (5)                 193
                                                                      =========================================

(1) These derivative contracts settle beyond 12 months and are considered non-current.
(2) The net fair value of these derivatives is equal to the gross fair value before consideration of netting arrangements and collateral posted or received with counterparties.

CRUDE OIL PUT OPTIONS
In 2008, we purchased put options on approximately 70,000 bbls/d of our 2009 crude oil production for $14 million. These options establish an annual average Dated Brent floor price of US$60/bbl on these volumes. In September 2008, Lehman Brothers filed for bankruptcy protection. This impacts approximately 25,000 bbls/d of our 2009 put options and the carrying value of these put options has been reduced to nil. The crude oil put options are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. Fair value of the put options is supported by multiple quotes obtained from third party brokers, which were validated with observable market data to the extent possible. With the rise in Dated Brent oil price, the fair value of the crude oil put options decreased, which is included in marketing and other income.

                                                                                      Change in Fair Value
                                                                                  ------------------------------
                                                                                  Three Months       Six Months
                                   Notional                Average       Fair            Ended            Ended
                                    Volumes     Term     Floor Price    Value    June 30, 2009    June 30, 2009
----------------------------------------------------------------------------------------------------------------
                                   (bbls/d)                (US$/bbl)
Dated Brent Crude Oil Put Options      45,000     2009            60       36             (179)            (195)
Dated Brent Crude Oil Put Options      25,000     2009            60        -                -                -
                                                                      ------------------------------------------
                                                                           36             (179)            (195)
                                                                      ==========================================

FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS
We have fixed-price natural gas sales contracts and offsetting natural gas swaps that are not part of our trading activities. These sales contracts and swaps are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. The change in fair value of the fixed price natural gas contracts and natural gas swaps is included in marketing and other income.

                                                                                      Change in Fair Value
                                                                                  ------------------------------
                                                                                  Three Months       Six Months
                                   Notional                 Average      Fair            Ended            Ended
                                    Volumes     Term          Price     Value    June 30, 2009    June 30, 2009
----------------------------------------------------------------------------------------------------------------
                                      (Gj/d)                 ($/Gj)
Fixed-Price Natural Gas Contracts    15,514     2009           2.28      (12)               (1)               9
                                     15,514     2010           2.28       (9)                6               17
Natural Gas Swaps                    15,514     2009           7.60      (16)                -              (22)
                                     15,514     2010           7.60       (4)                2               (5)
                                                                       -----------------------------------------
                                                                         (41)                7               (1)
                                                                       =========================================

(c)  FAIR VALUE OF DERIVATIVES

Our processes for estimating and classifying the fair value of our derivative contracts are consistent with those in place at December 31, 2008. The following table includes our derivatives carried at fair value for our trading and non-trading activities as at June 30, 2009. Financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect placement within the fair value hierarchy levels.


Net Derivatives                                                  Level 1      Level 2      Level 3       Total
----------------------------------------------------------------------------------------------------------------
  Trading Derivatives                                               (201)         162            4         (35)
  Non-Trading Derivatives                                              -           (5)           -          (5)
                                                            ----------------------------------------------------
  Total                                                             (201)         157            4         (40)
                                                            ====================================================

A reconciliation of changes in the fair value of our derivatives classified as Level 3 for the six months ended June 30, 2009 is provided below:

                                                                                                       Level 3
---------------------------------------------------------------------------------------------------------------
Beginning of Period                                                                                        (82)
  Realized and Unrealized Gains (Losses)                                                                    49
  Purchases, Issuances and Settlements                                                                      46
  Transfers In and/or Out of Level 3                                                                        (9)
                                                                                                  -------------
End of Period                                                                                                4
                                                                                                  =============

Unsettled Gains (Losses) Relating to Instruments Still Held as of June 30, 2009                             41
                                                                                                  =============

Trading derivatives classified in Level 3 are generally economically hedged such that gains or losses on positions classified in Level 3 are often offset by gains or losses on positions classified in Level 1 or 2. Transfers into or out of Level 3 represent existing assets and liabilities that were either previously categorized as a higher level for which the inputs became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

8.   RISK MANAGEMENT

(a)  MARKET RISK

We invest in significant capital projects, purchase and sell commodities, issue short-term borrowings and long-term debt, and invest in foreign operations. These activities expose us to market risks from changes in commodity prices, foreign exchange rates and interest rates, which affect our earnings and the value of the financial instruments we hold. We use derivatives for trading and non-trading purposes as part of our overall risk management policy to manage these market exposures.

The following market risk discussion focuses on the commodity price risk and foreign currency risk related to our financial instruments as our exposure to interest rate risk is immaterial.

COMMODITY PRICE RISK

We are exposed to commodity price movements as part of our normal oil and gas operations, particularly in relation to the prices received for our crude oil and natural gas. Commodity price risk related to conventional and synthetic crude oil prices is our most significant market risk exposure. Crude oil and natural gas are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in the global supply and demand fundamentals in the crude oil market and geopolitical events can significantly affect crude oil prices. Changes in crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, these changes may also affect the value of our oil and gas properties, our level of spending for exploration and development, and our ability to meet our obligations as they come due.

The majority of our oil and gas production is sold under short-term contracts, exposing us to the risk of price movements. Other energy contracts we enter into also expose us to commodity price risk between the time we purchase and sell contracted volumes. We periodically manage these risks by using derivative contracts such as commodity put options.

Our energy marketing business is focused on providing services for our customers and suppliers to meet their energy commodity needs. We market and trade physical energy commodities including crude oil, natural gas, electricity and other commodities in selected regions of the world. We accomplish this by buying and selling physical commodities, by acquiring and holding rights to physical transportation and storage assets for these commodities, and by building strong relationships with our customers and suppliers. In order to manage the commodity and foreign exchange price risks that are generated by this physical business, we use financial derivative contracts including energy-related futures, forwards, swaps and options, as well as foreign currency swaps or forwards.

We also seek to profit from our views on the future movement of energy commodity pricing relationships, primarily between different locations, time periods or product qualities. We do this by holding open positions, where the terms of physical or financial contracts are not completely matched to offsetting positions. We may also carry exposures to the absolute change in commodity prices based on our market views or as a consequence of managing our physical and financial positions on a daily basis.

Our risk management activities make use of tools such as Value-at-Risk (VaR) and stress testing consistent with the methodology used at December 31, 2008. Our period end, high, low and average VaR amounts for the three and six months ended June 30, 2009 are as follows:

                                           Three Months            Six Months
                                           Ended June 30         Ended June 30
Value-at-Risk                            2009        2008       2009       2008
--------------------------------------------------------------------------------
Period End                                 15          31         15         31
High                                       19          40         24         40
Low                                        13          29         13         21
Average                                    15          34         17         32
                                        ----------------------------------------

If market shocks occur in 2009 as they did in 2008, the key assumptions underlying our VaR estimate could be exceeded and the potential loss could be greater than our estimate. We perform stress tests on a regular basis to complement VaR and assess the impact of non-normal changes in prices on our positions.


FOREIGN CURRENCY RISK

Foreign currency risk is created by fluctuations in the fair values or cash flows of financial instruments due to changes in foreign exchange rates. A substantial portion of our activities are transacted in or referenced to US dollars including:

    o   sales of crude oil, natural gas and certain chemicals products;
    o capital spending and expenses for our oil and gas, Syncrude and chemicals operations;
    o commodity derivative contracts used primarily by our energy marketing group; and
    o   short-term borrowings and long-term debt.

In our oil and gas operations, we manage our exposure to fluctuations between the US and Canadian dollar by matching our expected net cash flows and borrowings in the same currency. Net revenue from our foreign operations and our US-dollar borrowings are generally used to fund US-dollar capital expenditures and debt repayments. We maintain revolving Canadian and US-dollar borrowing facilities that can be used or repaid depending on expected cash flows. We designate a portion of our US-dollar borrowings as a hedge against our US-dollar net investment in self-sustaining foreign operations.

The effective portion of the foreign exchange gains or losses related to our designated US-dollar debt are included in accumulated other comprehensive income in shareholders' equity. Our net investment in self-sustaining foreign operations and our designated US-dollar debt at June 30, 2009 and December 31, 2008 are as follows:

                                                                  June 30     December 31
(US$ millions)                                                       2009            2008
------------------------------------------------------------------------------------------
Net Investment in Self-Sustaining Foreign Operations                4,350           4,662
Designated US-Dollar Debt                                           4,350           4,545
                                                            ------------------------------

For the three and six months ended June 30, 2009, the ineffective portion of the net foreign exchange gain was $41 million and $57 million, respectively ($36 million and $50 million, respectively, net of income tax expense) and is included in marketing and other income. A one cent change in the US dollar to Canadian dollar exchange rate would increase or decrease our accumulated other comprehensive income by approximately $44 million, net of income tax and would increase or decrease our net income by approximately $8 million, net of income tax.

We also have exposures to currencies other than the US dollar including a portion of our UK operating expenses, capital spending and future asset retirement obligations which are denominated in British Pounds and Euros. We do not have any material exposure to highly inflationary foreign currencies. In our energy marketing group, we enter into transactions in various currencies including Canadian and US dollars, British Pounds and Euros. We may actively manage significant currency exposures using forward contracts and swaps.

(b)   CREDIT RISK

Credit risk affects both our trading and non-trading activities and is the risk of loss if counterparties do not fulfill their contractual obligations. Most of our credit exposure is with counterparties in the energy industry, including integrated oil companies, crude oil refiners and utilities, and are subject to normal industry credit risk. Approximately 94% of our exposure is with these large energy companies. This concentration of risk within the energy industry is reduced because of our broad base of domestic and international counterparties. Our processes to manage this risk are consistent with those in place at December 31, 2008.

At June 30, 2009, only one counterparty individually made up more than 10% of our credit exposure. This counterparty is a major integrated oil company with a strong investment grade credit rating. No other counterparties made up more than 5% of our credit exposure. The following table illustrates the composition of credit exposure by credit rating.

                                                                 June 30      December 31
CREDIT RATING                                                       2009             2008
------------------------------------------------------------------------------------------
A or higher                                                          68%              65%
BBB                                                                  26%              29%
Non-Investment Grade                                                  6%               6%
                                                            ------------------------------
TOTAL                                                               100%             100%
                                                            ==============================

Our maximum counterparty credit exposure at the balance sheet date consists primarily of the carrying amounts on non-derivative financial assets such as cash and cash equivalents, restricted cash, accounts receivable, as well as the fair value of derivative financial assets. We provided an allowance of $64 million for credit risk with our counterparties. In addition, we incorporate the credit risk associated with counterparty default, as well as Nexen's own credit risk, into our estimates of fair value.

Collateral received from customers at June 30, 2009 includes $102 million of cash and $553 million of letters of credit. The cash received reflects customer deposits that are included in accounts payable and accrued liabilities.

(c)   LIQUIDITY RISK

Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due. We require liquidity specifically to fund capital requirements, satisfy financial obligations as they become due, and to operate our energy marketing business. We generally rely on operating cash flows to provide liquidity and we also maintain significant undrawn committed credit facilities. At June 30, 2009, we had approximately $2.5 billion of cash and available committed lines of credit. This includes $2.0 billion of cash and cash equivalents on hand. In addition, we have undrawn term credit facilities of $0.9 billion, of which $0.4 billion was supporting letters of credit at June 30, 2009. These facilities are available until 2012. We also have about $0.5 billion of undrawn, uncommitted credit facilities at June 30, 2009.

The following table details the contractual maturities for our non-derivative financial liabilities, including both the principal and interest cash flows at June 30, 2009:

                                        Less than                            More Than
                                 Total     1 Year  1-3 Years    4-5 Years      5 Years
--------------------------------------------------------------------------------------
Long-Term Debt (1)               7,935          -        251        3,384        4,300
Interest on Long-Term Debt (2)   7,067        314        628          607        5,518
                                -------------------------------------------------------
Total                           15,002        314        879        3,991        9,818
                                =======================================================

(1) Excludes cash and cash equivalents currently available.
(2) Excludes interest on term credit facilities of $3.6 billion and Canexus term credit facilities of $455 million as the amounts drawn on the facilities fluctuate. Based on amounts drawn at June 30, 2009 and current interest rates, we would be required to pay $33 million per year until the outstanding amounts on the term credit facilities are repaid.

The following table details contractual maturities for our derivative financial liabilities. The balance sheet amounts for derivative financial liabilities included below are not materially different from the contractual amounts due on maturity.

                                        Less than                            More Than
                                 Total     1 Year  1-3 Years    4-5 Years      5 Years
--------------------------------------------------------------------------------------
Trading Derivatives (Note 7)     879          653        131           25           70
Non-Trading Derivatives (Note 7)  41           28         13            -            -
                                -------------------------------------------------------
Total                            920          681        144           25           70
                                =======================================================

The commercial agreements our energy marketing group enter into often include financial assurance provisions that allow us and our counterparties to effectively manage credit risk. The agreements normally require collateral to be posted if an adverse credit-related event occurs, such as a drop in credit rating. Based on contracts in place and commodity prices at June 30, 2009, we could be required to post collateral of up to $1.1 billion if we were downgraded to non-investment grade. This represents the maximum amount of collateral that we would be required to post assuming a severe event that causes all rating agencies to simultaneously downgrade us. This amount includes trade payables of $795 million and derivative contracts with a fair value of $313 million. All of these obligations are included on our June 30, 2009 balance sheet. In the event of a ratings downgrade, we could monetize our trading inventories and receivables and draw on our existing credit facilities to meet our collateral obligations. Various actions can be taken, in anticipation of a downgrade that would reduce the maximum amount of collateral we would need to provide.

At June 30, 2009, collateral posted with counterparties includes $15 million of cash and $209 million of letters of credit related to our trading activities. Cash posted is included with our accounts receivable. Cash collateral is not normally applied to contract settlement. Once a contract has been settled, the collateral amounts are refunded. If there is a default, the cash is retained. Our exchange-traded derivative contracts are also subject to margin requirements. We have margin deposits of $335 million (December 31, 2008 - $103 million), which have been included in restricted cash.

9.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                     June 30       December 31
                                                                        2009              2008
------------------------------------------------------------------------------------------------
Accrued Payables                                                       1,808             2,033
Energy Marketing Derivative Contracts (Note 7)                           653               615
Trade Payables                                                           505               303
Stock-Based Compensation                                                 130                97
Income Taxes Payable                                                     206                69
Other                                                                    306               209
                                                            ------------------------------------
Total                                                                  3,608             3,326
                                                            ====================================

10.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

                                                                             June 30      December 31
                                                                                2009             2008
-------------------------------------------------------------------------------------------------------
Canexus Term Credit Facilities, due 2011 (US$227 million drawn) (a)              263              223
Term Credit Facilities, due 2012 (US$2.3 billion drawn) (b)                    2,732            1,225
Canexus Notes, due 2013 (US$50 million)                                           58               61
Notes, due 2013 (US$500 million)                                                 581              612
Notes, due 2015 (US$250 million)                                                 291              306
Notes, due 2017 (US$250 million)                                                 291              306
Notes, due 2028 (US$200 million)                                                 232              245
Notes, due 2032 (US$500 million)                                                 581              612
Notes, due 2035 (US$790 million)                                                 918              968
Notes, due 2037 (US$1,250 million)                                             1,453            1,531
Subordinated Debentures, due 2043 (US$460 million)                               535              563
                                                                      ---------------------------------
                                                                               7,935            6,652
Unamortized Debt Issue Costs                                                     (72)             (74)
                                                                      ---------------------------------
Total                                                                          7,863            6,578
                                                                      =================================

(a)  CANEXUS TERM CREDIT FACILITIES

Canexus has $455 million (US$391 million) of committed, secured term credit facilities, $432 million (US$371 million) of which is available until 2011, with the balance due 2013. At June 30, 2009, $263 million (US$227 million) was drawn on these facilities (December 31, 2008 - $223 million (US$182 million)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at floating rates. The term credit facilities are secured by a floating charge debenture over all of Canexus' assets. The credit facility also contains covenants with respect to certain financial ratios of Canexus. The weighted-average interest rate on the Canexus term credit facilities was 2.1% for the three months ended June 30, 2009 (three months ended June 30, 2008 - 4.6%) and 2.4% for the six months ended June 30, 2009 (six months ended June 30, 2008 - 4.5%).

(b)  TERM CREDIT FACILITIES

We have unsecured term credit facilities of $3.6 billion (US$3.1 billion) available until 2012. At June 30, 2009, $2.7 billion (US$2.3 billion) was drawn on these facilities (December 31, 2008 - $1.2 billion (US$1 billion)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable at floating rates. The weighted-average interest rate on our term credit facilities was 1.1% for the three months ended June 30, 2009 (three months ended June 30, 2008 - 3.3%) and 1.1% for the six months ended June 30, 2009 (six months ended June 30, 2008 - 3.7%). At June 30, 2009, $392 million
(US$337 million) of these facilities were utilized to support outstanding letters of credit (December 31, 2008 - $381 million (US$311 million)).

(c)  INTEREST EXPENSE

                                                                Three Months          Six Months
                                                               Ended June 30         Ended June 30
                                                             2009        2008       2009       2008
-----------------------------------------------------------------------------------------------------
Long-Term Debt                                                 89          69        178        145
Other                                                           3           6          8         10
                                                        ---------------------------------------------
Total                                                          92          75        186        155
   Less: Capitalized                                          (18)        (59)       (44)      (112)
                                                        ---------------------------------------------
Total                                                          74          16        142         43
                                                        =============================================

Capitalized interest relates to and is included as part of the cost of our oil and gas and Syncrude properties. The capitalization rates are based on our weighted-average cost of borrowings.

(d)  SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $496 million (US$427 million), none of which were drawn at June 30, 2009 (December 31, 2008 - nil). We utilized $33 million (US$28 million) of these facilities to support outstanding letters of credit at June 30, 2009 (December 31, 2008 - $29 million (US$24 million)). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 0.9% for the three months ended June 30, 2009 (three months ended June 30, 2008 - 3.7%) and 2.1% for the six months ended June 30, 2009 (six months ended June 30, 2008 - 3.8%).

11.  CAPITAL MANAGEMENT

Our objectives and processes for managing our capital structure are consistent with those in place at December 31, 2008. Our capital consists of shareholders' equity, short-term borrowings, long-term debt and cash and cash equivalents as follows:

                                                                  June 30      December 31
                                                                     2009             2008
-------------------------------------------------------------------------------------------
NET DEBT (1)
  Long-Term Debt                                                    7,863            6,578
     Less: Cash and Cash Equivalents                               (1,974)          (2,003)
                                                            -------------------------------
Total                                                               5,889            4,575
                                                            ===============================
SHAREHOLDERS' EQUITY                                                7,303            7,191
                                                            ===============================

(1) Includes all of our borrowings and is calculated as long-term debt and short-term borrowings less cash and cash equivalents.


We monitor the leverage in our capital structure by reviewing the ratio of net debt to cash flow from operating activities and interest coverage ratios at various commodity prices.

We use the ratio of net debt to cash flow from operating activities as a key indicator of our leverage and to monitor the strength of our balance sheet. Net debt is a non-GAAP measure that does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by others. We calculate net debt using the GAAP measures of long-term debt and short-term borrowings less cash and cash equivalents (excluding restricted cash).

For the twelve months ended June 30, 2009, our net debt to cash flow from operating activities ratio was 2.1 times compared to 1.1 times at December 31, 2008. While we typically expect the target ratio to fluctuate between 1.0 and
2.0 times under normalized commodity prices, this can be higher when we identify strategic opportunities requiring additional investment. Whenever we exceed our target ratio, we assess whether we need to develop a strategy to reduce our leverage and lower this ratio back to target levels over time.

Our interest coverage ratio monitors our ability to fund the interest requirements associated with our debt. Our interest coverage was 10.4 times at June 30, 2009 (December 31, 2008 - 15.6 times). Interest coverage is calculated by dividing our twelve-month trailing adjusted EBITDA by interest expense before capitalized interest. Adjusted EBITDA is a non-GAAP measure. The calculation of Adjusted EBITDA is set out in the following table and is unlikely to be comparable to similar measures presented by others.

                                                                Twelve Months           Year Ended
                                                                Ended June 30          December 31
                                                                         2009                 2008
----------------------------------------------------------------------------------------------------
Net Income                                                                860                1,715
  Add:
     Interest Expense                                                     193                   94
     Provision for Income Taxes                                           684                1,457
     Depreciation, Depletion, Amortization and Impairment               2,138                2,014
     Exploration Expense                                                  399                  402
     Recovery of Non-Cash Stock-Based Compensation                       (430)                (272)
     Change in Fair Value of Crude Oil Put Options                        (18)                (203)
     Other Non-Cash Expenses                                              (34)                  (1)
                                                             ---------------------------------------
Adjusted EBITDA                                                         3,792                5,206
                                                             =======================================

12.  ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our Property, Plant & Equipment (PP&E) are as follows:

                                                                  Six Months         Year Ended
                                                               Ended June 30        December 31
                                                                        2009               2008
-------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                         1,059                832
  Obligations Incurred with Development Activities                        22                 32
  Obligations Settled                                                    (16)               (45)
  Accretion Expense                                                       34                 58
  Revisions to Estimates                                                 (25)               159
  Effects of Changes in Foreign Exchange Rate                              5                 23
                                                            -------------------------------------
Balance at End of Period (1), (2)                                      1,079              1,059
                                                            =====================================

(1) Obligations due within 12 months of $35 million (December 31, 2008 - $35 million) have been included in accounts payable and accrued liabilities.

(2) Obligations relating to our oil and gas activities amount to $1,028 million (December 31, 2008 - $1,009 million) and obligations relating to our chemicals business amount to $51 million (December 31, 2008 - $50 million).

Our total estimated undiscounted inflated asset retirement obligations amount to $2,470 million (December 31, 2008 - $2,393 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted, risk-free rate of 5.9%. Approximately $396 million included in our asset retirement obligations is expected to be settled over the next five years. The remaining obligations settle beyond five years and are expected to be funded by future cash flows from our operations.

13.  DEFERRED CREDITS AND OTHER LIABILITIES

                                                                      June 30       December 31
                                                                         2009              2008
-------------------------------------------------------------------------------------------------
Deferred Tax Credit                                                       616               709
Long-Term Energy Marketing Derivative Contracts (Note 7)                  226               294
Deferred Transportation Revenue                                            61                69
Fixed-Price Natural Gas Contracts and Swaps (Note 7)                       13                26
Defined Benefit Pension Obligations                                        70                67
Capital Lease Obligations                                                  62                53
Other                                                                     119               106
                                                            -------------------------------------
Total                                                                   1,167             1,324
                                                            =====================================

14.  SHAREHOLDERS' EQUITY

DIVIDENDS

Dividends per common share for the six months ended June 30, 2009 were $0.10 per common share (2008 - $0.075). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.

15.  MARKETING AND OTHER INCOME

                                                                  Three Months          Six Months
                                                                 Ended June 30         Ended June 30
                                                               2009        2008      2009       2008
-----------------------------------------------------------------------------------------------------
Marketing Revenue, Net (Note 7)                                 221          21       488        232
Change in Fair Value of Crude Oil Put Options (Note 7)         (179)        (10)     (195)       (10)
Interest                                                          1           3         3         13
Foreign Exchange Gains (Losses)                                   -          (6)       19         (1)
Other                                                            39          26        24         22
                                                            -----------------------------------------
Total                                                            82          34       339        256
                                                            =========================================

16.  EARNINGS PER COMMON SHARE

We calculate basic earnings per common share using net income divided by the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                          Three Months              Six Months
                                                                         Ended June 30             Ended June 30
(millions of shares)                                                   2009        2008           2009        2008
-------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                  521.2       530.0          520.7       529.5
Shares issuable pursuant to tandem options                             11.1        24.9           11.2        25.7
Shares notionally purchased from proceeds of tandem options            (6.8)      (14.4)          (7.9)      (16.4)
                                                                ---------------------------------------------------
Weighted-average number of diluted common shares outstanding          525.5       540.5          524.0       538.8
                                                                ===================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2009, we excluded 13,100,342 and 13,158,635 tandem options, respectively, because their exercise price was greater than the average common share market price in the period. In calculating the weighted-average number of diluted common shares outstanding for the three and six months ended June 30, 2008, we excluded 1,667 and 25,833 tandem options, respectively, because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding tandem options were the only potential dilutive instruments.

17.  COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 16 to the Audited Consolidated Financial Statements included in our 2008 Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We continue to believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations. There have been no significant developments since year-end.

18.  CASH FLOWS

(a)  CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                    Three Months               Six Months
                                                                   Ended June 30              Ended June 30
                                                                 2009          2008         2009         2008
--------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment              413           334          822          698
Stock-Based Compensation                                           42           259           42          200
Recovery of Future Income Taxes                                  (229)         (139)        (316)         (62)
Change in Fair Value of Crude Oil Put Options                     179            10          195           10
Other                                                             (11)            6          (30)           6
                                                            --------------------------------------------------
Total                                                             394           470          713          852
                                                            ==================================================

(b)  CHANGES IN NON-CASH WORKING CAPITAL

                                                                    Three Months               Six Months
                                                                   Ended June 30              Ended June 30
                                                                 2009          2008         2009         2008
--------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                           (471)         (878)        (173)      (1,324)
   Inventories and Supplies                                       (80)         (310)        (129)        (388)
   Other Current Assets                                            20            (6)          12          (16)
   Accounts Payable and Accrued Liabilities                       134         1,349          319        2,032
   Other                                                          (17)            1           (4)          14
                                                            --------------------------------------------------
Total                                                            (414)          156           25          318
                                                            ==================================================
Relating to:
   Operating Activities                                          (340)          232           80          372
   Investing Activities                                           (74)          (76)         (55)         (54)
                                                            --------------------------------------------------
Total                                                            (414)          156           25          318
                                                            ==================================================

(c)  OTHER CASH FLOW INFORMATION

                                                                    Three Months               Six Months
                                                                   Ended June 30              Ended June 30
                                                                 2009          2008         2009         2008
--------------------------------------------------------------------------------------------------------------
Interest Paid                                                      97            82          178          148
Income Taxes Paid                                                  34            76           68          161
                                                            --------------------------------------------------

Cash flow from other operating activities includes cash outflows related to geological and geophysical expenditures of $31 million for the three months ended June 30, 2009 (2008 - $24 million) and $43 million for the six months ended June 30, 2009 (2008 - $34 million).

19.  OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 22 to the Audited Consolidated Financial Statements included in our 2008 Form 10-K.

THREE MONTHS ENDED JUNE 30, 2009

                                                                                                               Corporate
                                                                                             Energy                  and
                                               Oil and Gas                      Syncrude  Marketing   Chemicals    Other     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United        Other
                                Yemen   Canada   States  Kingdom  Countries(1)
                              -----------------------------------------------
Net Sales                        175        98       88       618           20        85          7         109        -     1,200
Marketing and Other                4         1        -         4            -         1        221          29     (178)(2)    82

                              -----------------------------------------------------------------------------------------------------
Total Revenues                   179        99       88       622           20        86        228         138     (178)    1,282

Less: Expenses
  Operating                       49        42       27        53            2        77          8          62        -       320
  Depreciation, Depletion,
   Amortization and
     Impairment                   32        62       80       182            4         9          3          29       12       413
  Transportation and Other        15         8        3        14            -         5        166          14        7       232
  General and
     Administrative (3)           (3)       28       24         5           16         1         26          16       54       167
  Exploration                      -         8       37        11           21 (4)     -          -           -        -        77
  Interest                         -         -        -         -            -         -          -           2       72        74
                              -----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes             86       (49)     (83)      357          (23)       (6)        25          15     (323)       (1)
Less: Provisions for
(Recovery                         30       (13)     (28)      170          (18)       (2)         9           4     (175)      (23)
  of) Income Taxes
Less: Non-Controlling
  Interests                        -         -        -         -            -         -          -           2        -         2
                              -----------------------------------------------------------------------------------------------------
Net Income (Loss)                 56       (36)     (55)      187           (5)       (4)        16           9     (148)       20
                              =====================================================================================================
Identifiable Assets              289     8,349(5) 2,043     5,831          911     1,232      3,332 (6)     618    1,321    23,926
                              =====================================================================================================
Capital Expenditures
  Development and Other           22       138       33       109          140        22          3          72        9       548
  Exploration                      -        53       39        49           26         -          -           -        -       167
                              -----------------------------------------------------------------------------------------------------
                                  22       191       72       158          166        22          3          72        9       715
                              =====================================================================================================
Property, Plant and
Equipment
  Cost                         2,715     9,411    4,270     6,500          723     1,407        259       1,005      349    26,639
  Less: Accumulated DD&A       2,549     1,899    2,680     2,414          116       251         83         507      223    10,722
                              -----------------------------------------------------------------------------------------------------
Net Book Value                   166     7,512(5) 1,590     4,086          607     1,156        176         498      126    15,917
                              =====================================================================================================

(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $1 million and decrease in the fair value of crude oil put options of $179 million.
(3) Includes stock-based compensation expense of $56 million.
(4) Includes exploration activities primarily in Norway, Nigeria and Colombia.
(5) Includes costs of $5,832 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Approximately 82% of Marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED JUNE 30,2008
                                                                                                             Corporate
                                                                                           Energy                  and
                                             Oil and Gas                      Syncrude  Marketing   Chemicals    Other       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United      Other
                             Yemen   Canada      States  Kingdom  Countries(1)
                            -----------------------------------------------
Net Sales                      319      206         198      973         54        189         21         111        -       2,071
Marketing and Other              3        1           3       10          1          -         21           6      (11)(2)      34
                            -------------------------------------------------------------------------------------------------------
Total Revenues                 322      207         201      983         55        189         42         117      (11)      2,105

Less: Expenses
  Operating                     45       47          24       63          2         78         14          75        -         348
  Depreciation, Depletion,
   Amortization and
     Impairment                 40       47          62      143          4         12          4          11       11         334
  Transportation and Other       2        5           -        -          -          2        166          10       10         195
  General and
     Administrative (3)         13       78          45       13         58          -         41           8      162         418
  Exploration                    -       32          23       17         29 (4)      -          -           -        -         101
  Interest                       -        -           -        -          -          -          -           2       14          16
                            -------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes          222       (2)         47      747        (38)        97       (183)         11     (208)        693
Less: Provisions for
(Recovery                       78       (1)         17      378         (3)        27        (53)          3     (134)        312
  of) Income Taxes
Less: Non-Controlling
  Interests                      -        -           -        -          -          -          -           1        -           1
                            -------------------------------------------------------------------------------------------------------
Net Income (Loss)              144       (1)         30      369        (35)        70       (130)          7      (74)        380
                            =======================================================================================================

Identifiable Assets            340    6,092 (5)   1,856    4,911        494      1,256      5,551 (6)     525      679      21,704
                            =======================================================================================================

Capital Expenditures
  Development and Other         14      259          55      121         10         11          1          20        9         500
  Exploration                    4       26          42       55          9          -          -           -        -         136
  Proved Property
      Acquisition                -        2           -        -          -          -          -           -        -           2
                            -------------------------------------------------------------------------------------------------------
                                18      287          97      176         19         11          1          20        9         638
                            =======================================================================================================

Property, Plant and
Equipment
  Cost                       2,284    7,424       3,480    5,128        310      1,348        264         866      312      21,416
  Less: Accumulated DD&A     2,088    1,682       1,937    1,235         88        223         68         483      187       7,991
                            -------------------------------------------------------------------------------------------------------
Net Book Value                 196    5,742 (5)   1,543    3,893        222      1,125        196         383      125      13,425
                            =======================================================================================================

(1)  Includes results of operations from producing activities in Colombia.
(2)  Includes  interest  income of $3 million,  foreign  exchange  losses of $6 million, decrease in the fair value of crude oil put options of $10 million and other gains of $2 million.
(3)  Includes stock-based compensation expense of $328 million.
(4)  Includes exploration activities primarily in Norway and Colombia.
(5) Includes costs of $4,223 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Approximately 83% of Marketing's identifiable assets are accounts receivable and inventories.

SIX MONTHS ENDED JUNE 30,2009
                                                                                                             Corporate
                                                                                           Energy                  and
                                             Oil and Gas                      Syncrude  Marketing   Chemicals    Other       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United      Other
                             Yemen   Canada      States  Kingdom  Countries(1)
                            -----------------------------------------------
Net Sales                      337      189         151    1,096         39        183         20         233        -       2,248
Marketing and Other              7        8           -        8          -          1        488          15     (188) (2)    339
                            -------------------------------------------------------------------------------------------------------
Total Revenues                 344      197         151    1,104         39        184        508         248     (188)      2,587

Less: Expenses
  Operating                     96       83          50      104          4        143         16         129        -         625
  Depreciation, Depletion,
   Amortization and
     Impairment                 73      125         148      375          9         20          7          41       24         822
  Transportation and Other      18       11          16       11          -         12        328          24       13         433
  General and
     Administrative (3)          1       42          38        7         24          1         49          25       80         267
  Exploration                    -       29          47       19         35 (4)      -          -           -        -         130
  Interest                       -        -           -        -          -          -          -           4      138         142
                            -------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes          156      (93)       (148)     588        (33)         8        108          25     (443)        168
Less: Provisions for
(Recovery                       54      (24)        (51)     256        (24)         2         44           6     (255)          8
  of) Income Taxes
Less: Non-Controlling
  Interests                      -        -         -          -          -          -          -           5        -           5
                            -------------------------------------------------------------------------------------------------------
Net Income (Loss)              102      (69)        (97)     332         (9)         6         64          14     (188)        155
                            =======================================================================================================

Identifiable Assets            289    8,349 (5)   2,043    5,831        911      1,232      3,332 (6)     618    1,321      23,926
                            =======================================================================================================

Capital Expenditures
  Development and Other         51      384          75      258        198         39         11         108       10       1,134
  Exploration                    -      147          65       77         41          -          -           -        -         330
  Proved Property
     Acquisitions                -      755           -        -          -          -          -           -        -         755
                            -------------------------------------------------------------------------------------------------------
                                51    1,286         140      335        239         39         11         108       10       2,219
                            =======================================================================================================

Property, Plant and
Equipment
  Cost                       2,715    9,411       4,270    6,500        723      1,407        259       1,005      349      26,639
  Less: Accumulated DD&A     2,549    1,899       2,680    2,414        116        251         83         507      223      10,722
                            -------------------------------------------------------------------------------------------------------
Net Book Value                 166    7,512 (5)   1,590    4,086        607      1,156        176         498      126      15,917
                            =======================================================================================================

(1)   Includes results of operations from producing activities in Colombia.
(2)   Includes  interest  income of $3 million,  foreign  exchange gains of $19 million, decrease in the fair value of crude oil put options of $195 million and other losses of $15 million.
(3)   Includes stock-based compensation expense of $56 million.
(4)   Includes  exploration   activities  primarily  in  Norway,   Nigeria  and
      Colombia.
(5) Includes costs of $5,832 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Approximately 82% of Marketing's identifiable assets are accounts receivable and inventories.

SIX MONTHS ENDED JUNE 30,2008
                                                                                                             Corporate
                                                                                           Energy                  and
                                             Oil and Gas                      Syncrude  Marketing   Chemicals    Other       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United      Other
                             Yemen   Canada      States  Kingdom  Countries(1)
                            -----------------------------------------------
Net Sales                      595      353         379    1,912        100        347         35         220        -       3,941
Marketing and Other              7        1           4       11          1          -        232          (1)       1 (2)     256
                            -------------------------------------------------------------------------------------------------------
Total Revenues                 602      354         383    1,923        101        347        267         219        1       4,197

Less: Expenses
  Operating                     90       89          48      120          5        140         23         142        -         657
  Depreciation, Depletion,
   Amortization and
     Impairment                 74       94         136      313          8         24          7          21       21         698
  Transportation and Other       4       10           1        -          -          7        339          29 (3)   10         400
  General and
     Administrative (4)         11       79          51       12         59          1         67          15      178         473
  Exploration                    -       36          29       24         44 (5)      -          -           -        -         133
  Interest                       -        -           -        -          -          -          -           5       38          43
                            -------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes          423       46         118    1,454        (15)       175       (169)          7     (246)      1,793
Less: Provisions for
(Recovery                      148       13          42      737          -         49        (52)          3     (159)        781
  of) Income Taxes
Less: Non-Controlling
  Interests                      -        -           -        -          -          -          -           2       -            2
                            -------------------------------------------------------------------------------------------------------
Net Income (Loss)              275       33          76      717        (15)       126       (117)          2      (87)      1,010
                            =======================================================================================================

Identifiable Assets            340    6,092 (6)   1,856    4,911        494      1,256      5,551 (7)     525      679      21,704
                            =======================================================================================================

Capital Expenditures
  Development and Other         32      610         134      221         38         20          1          33       13       1,102
  Exploration                    9      112         109       71         19          -          -           -        -         320
  Proved Property
     Acquisitions                -        2           -        -          -          -          -           -        -           2
                            -------------------------------------------------------------------------------------------------------
                                41      724         243      292         57         20          1          33       13       1,424
                            =======================================================================================================

Property, Plant and
Equipment
  Cost                       2,284     7,424      3,480    5,128        310      1,348        264         866      312      21,416
  Less: Accumulated DD&A     2,088     1,682      1,937    1,235         88        223         68         483      187       7,991
                            -------------------------------------------------------------------------------------------------------
Net Book Value                 196     5,742 (6)  1,543    3,893        222      1,125        196         383      125      13,425
                            =======================================================================================================

(1)   Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $13 million, foreign exchange losses of $1 million, decrease in the fair value of crude oil put options of $10 million and other losses of $1 million.
(3) Includes severance accrual of $7 million in connection with North Vancouver technology conversion project.
(4)   Includes stock-based compensation expense of $287 million.
(5)   Includes exploration activities primarily in Norway and Colombia.
(6) Includes costs of $4,223 million related to our insitu oil sands projects (Long Lake and future phases).
(7) Approximately 83% of Marketing's identifiable assets are accounts receivable and inventories.

20.   DIFFERENCES   BETWEEN  CANADIAN  AND  US  GENERALLY  ACCEPTED  ACCOUNTING
      PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statements and summaries of differences from Canadian GAAP are as follows:

UNAUDITED CONSOLIDATED STATEMENT OF INCOME (LOSS) - US GAAP
FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                 Three Months                Six Months
                                                                                 Ended June 30              Ended June 30
(Cdn$ millions, except per share amounts)                                     2009          2008         2009         2008
----------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
   Net Sales                                                                 1,200         2,071        2,248        3,941
   Marketing and Other (v); (vi)                                                66          (102)         358          104
                                                                         ---------------------------------------------------
                                                                             1,266         1,969        2,606        4,045
                                                                         ---------------------------------------------------
EXPENSES
   Operating (i)                                                               320           347          625          657
   Depreciation, Depletion, Amortization and Impairment                        413           334          822          698
   Transportation and Other (v)                                                231           191          425          396
   General and Administrative (iv)                                             197           390          305          452
   Exploration                                                                  77           101          130          133
   Interest                                                                     74            16          142           43
                                                                         ---------------------------------------------------
                                                                             1,312         1,379        2,449        2,379
                                                                         ---------------------------------------------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES                                (46)          590          157        1,666
                                                                         ---------------------------------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
   Current                                                                     206           451          324          843
   Deferred (iv); (vi)                                                        (242)         (180)        (316)        (114)
                                                                         ---------------------------------------------------
                                                                               (36)          271            8          729
                                                                         ---------------------------------------------------

NET INCOME (LOSS)                                                              (10)          319          149          937
   Less: Net Income Attributable to Non-Controlling Interests                   (2)           (1)          (5)          (2)
                                                                         ---------------------------------------------------

NET INCOME (LOSS) ATTRIBUTABLE TO NEXEN INC. - US GAAP (1)                     (12)          318          144          935
                                                                         ===================================================

EARNINGS (LOSS) PER COMMON SHARE ($/share) (Note 16)
   Basic                                                                      (0.02)        0.60         0.28         1.77
                                                                         ===================================================

   Diluted                                                                    (0.02)        0.59         0.28         1.74
                                                                         ---------------------------------------------------

(1)  RECONCILIATION OF CANADIAN AND US GAAP NET INCOME (LOSS)

                                                                                  Three Months               Six Months
                                                                                  Ended June 30             Ended June 30
                                                                              2009          2008         2009         2008
----------------------------------------------------------------------------------------------------------------------------
Net Income - Canadian GAAP                                                      20           380          155        1,010
Impact of US Principles, Net of Income Taxes:
   Stock-based Compensation (iv)                                               (22)           20          (28)          15
   Inventory Valuation (vi)                                                    (10)          (83)          17          (90)
   Other                                                                         -             1            -            -
                                                                         ---------------------------------------------------
Net Income (Loss) - US GAAP                                                    (12)          318          144          935
                                                                         ===================================================

UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP
                                                                                     June 30         December 31
(Cdn$ millions, except share amounts)                                                   2009                2008
-----------------------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                                                        1,974               2,003
      Restricted Cash                                                                    335                 103
      Accounts Receivable                                                              3,272               3,163
      Inventories and Supplies (vi)                                                      567                 426
      Other                                                                              167                 169
                                                                              -----------------------------------
         Total Current Assets                                                          6,315               5,864
                                                                              -----------------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $11,115 (December 31, 2008 - $10,786) (i); (iii)               15,868              14,873
   GOODWILL                                                                              372                 390
   DEFERRED INCOME TAX ASSETS                                                            921                 351
   DEFERRED CHARGES AND OTHER ASSETS                                                     370                 570
                                                                              -----------------------------------
TOTAL ASSETS                                                                          23,846              22,048
                                                                              ===================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (iv)                                    3,704               3,384
      Accrued Interest Payable                                                            63                  67
      Dividends Payable                                                                   26                  26
                                                                              -----------------------------------
         Total Current Liabilities                                                     3,793               3,477
                                                                              -----------------------------------

   LONG-TERM DEBT                                                                      7,863               6,578
   DEFERRED INCOME TAX LIABILITIES (i); (ii); (iv); (vi); (vii)                        2,776               2,543
   ASSET RETIREMENT OBLIGATIONS                                                        1,044               1,024
   DEFERRED CREDITS AND OTHER LIABILITIES (ii)                                         1,271               1,428

SHAREHOLDERS' EQUITY
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2009 - 521,205,270 shares
                       2008 - 519,448,590 shares                                       1,011                 981
      Contributed Surplus                                                                  2                   2
      Retained Earnings (i) - (vii)                                                    6,264               6,172
      Accumulated Other Comprehensive Loss (ii)                                         (232)               (209)
                                                                              -----------------------------------
   Total Nexen Inc. Shareholders' Equity                                               7,045               6,946
      Non-Controlling Interests                                                           54                  52
                                                                              -----------------------------------
   TOTAL SHAREHOLDERS EQUITY                                                           7,099               6,998
                                                                              -----------------------------------
   COMMITMENTS, CONTINGENCIES AND GUARANTEES
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            23,846              22,048
                                                                              ===================================

UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) - US GAAP FOR THE THREE AND SIX MONTHS ENDED JUNE 30

                                                                                 Three Months               Six Months
                                                                                 Ended June 30             Ended June 30
                                                                              2009          2008         2009         2008
----------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Attributable to Nexen Inc. - US GAAP                         (12)          318          144          935
Other Comprehensive Income (Loss), Net of Income Taxes:
   Foreign Currency Translation Adjustment                                     (29)           (8)         (23)          19
                                                                         ---------------------------------------------------
Comprehensive Income (Loss) Attributable to Nexen Inc.                         (41)          310          121          954
                                                                         ===================================================

UNAUDITED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE LOSS - US GAAP

                                                                                         June 30          December 31
                                                                                            2009                 2008
----------------------------------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                                                     (157)                (134)
Unamortized Defined Benefit Pension Plan Costs (ii)                                          (75)                 (75)
                                                                              ----------------------------------------
Accumulated Other Comprehensive Loss                                                        (232)                (209)
                                                                              ========================================

NOTES TO THE UNAUDITED CONSOLIDATED US GAAP FINANCIAL STATEMENTS:
i. Under Canadian GAAP, we defer certain development costs to PP&E. Under US principles, these costs have been included in operating expenses. As a result PP&E is lower under US GAAP by $30 million (December 31, 2008 - $30 million).

ii. US GAAP requires the recognition of the over-funded and under-funded status of a defined benefit plan on the balance sheet as an asset or liability. At June 30, 2009, the unfunded amount of our defined benefit pension plans that was not included in the Pension Liability under Canadian GAAP was $104 million. This amount has been included in deferred credits and other liabilities and $75 million, net of income taxes, has been included in AOCI.

iii. On January 1, 2003, we adopted FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our PP&E under US GAAP being lower by $19 million.

iv. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. In addition, under Canadian principles, we retroactively adopted EIC-162 which requires the accelerated recognition of stock-based compensation expense for all stock-based awards made to our retired and retirement-eligible employees. However, US GAAP requires the accelerated recognition of stock-based compensation expense for such employees for awards granted on or after January 1, 2006. As a result:

      o general and administrative (G&A) expense is higher by $30 million and $38 million ($22 million and $28 million, net of income taxes) for the three and six months ended June 30, 2009, respectively (2008
            - lower by $28 million and $21 million, respectively ($20 million and $15 million, net of income taxes)); and

      o accounts payable and accrued liabilities are higher by $96 million as at June 30, 2009 (December 31, 2008 - $58 million).

v. Under US GAAP, asset disposition gains and losses are included with transportation and other expense. Gains of $1 million and $8 million for the three and six months ended June 30, 2009, respectively, were reclassified from marketing and other income to transportation and other expense (gains of $4 million were reclassified for the three and six months ended June 30, 2008).

vi. Under Canadian GAAP, we carry our commodity inventory held for trading purposes at fair value, less any costs to sell. Under US GAAP, we are required to carry this inventory at the lower of cost or net realizable value. As a result:

      o marketing and other income is lower by $15 million and higher by $27 million ($10 million and $17 million, net of income taxes) for the three and six months ended June 30, 2009, respectively (2008 - lower by $132 million and $148 million ($83 million and $90 million, net of income taxes)); and

      o inventories are lower by $31 million as at June 30, 2009 (December 31, 2008 - lower by $58 million).

vii. On January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES (FIN 48) regarding accounting and disclosure for uncertain tax positions. On the adoption of FIN 48, we recorded a cumulative effect of a change in accounting principle of $28 million. This amount increased our deferred income tax liabilities, and decreased our retained earnings as at January 1, 2007 in our US GAAP - Unaudited Consolidated Balance Sheet.

      As at June 30, 2009, the total amount of our unrecognized tax benefit was approximately $269 million, all of which, if recognized, would affect our effective tax rate. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and are classified as a component of income taxes in the Unaudited Consolidated Statement of Income. As at June 30, 2009, the total amount of interest and penalties related to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP - Unaudited Consolidated Balance Sheet was approximately $8 million. We had no interest or penalties included in the US GAAP - Consolidated Statement of Income for the three and six months ended June 30, 2009.

      Our income tax filings are subject to audit by taxation authorities and as at June 30, 2009 the following tax years remained subject to examination,
      (i) Canada - 1985 to date (ii) United Kingdom - 2007 to date and (iii) United States - 2005 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next 12 months.


CHANGES IN ACCOUNTING POLICIES - US GAAP
Business Combinations
On January 1, 2009, we prospectively adopted FASB Statement 141 (R), BUSINESS COMBINATIONS. Statement 141 establishes principles and requirements of the acquisition method for business combinations and related disclosures. The adoption of this statement did not impact our results of operations or financial position.

NON-CONTROLLING INTERESTS
On January 1, 2009, we prospectively adopted FASB Statement 160, NON-CONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS. This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this statement did not have a material impact on our results of operations or financial position. The presentation changes have been included in the Consolidated Financial Statements, as applicable.

DERIVATIVE AND HEDGING ACCOUNTING AND DISCLOSURES
On January 1, 2009, we prospectively adopted FASB Statement 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement requires qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of gains and losses on derivative contracts and details of credit-risk-related contingent features in their hedged position. The statement also requires the disclosure of the location and amounts of derivative instruments in the financial statements. The disclosures required by this standard are provided in Notes 7 and 8.

On April 1, 2009, we prospectively adopted three FASB staff positions to improve guidance and disclosures on fair value measurement and impairments. The positions clarify fair value accounting specifically regarding: inactive markets and distressed transactions; other-than-temporary impairments; and expanded fair value disclosures for financial instruments in interim periods. The adoption of these positions did not have a material impact on our results of operation or financial position.


SUBSEQUENT EVENTS
On April 1, 2009, we prospectively adopted Statement 165, SUBSEQUENT EVENTS. The new standard reflects the existing principles of current subsequent events accounting guidance and retains the notion and definition of "available to be issued" financial statements. The new standard requires disclosure of the date through which subsequent events have been evaluated and clarifies that original issuance of financial statements means both "issued" or "available to be issued". The adoption of this standard did not have a material impact on our results of operation or financial position.

NEW ACCOUNTING PRONOUNCEMENTS - US GAAP
In December 2008, FASB issued FSP FAS 132(R) -1, EMPLOYERS DISCLOSURES ABOUT POSTRETIREMENT BENEFIT PLAN ASSETS. This position provides guidance on disclosures about plan assets of a defined benefit pension or other postretirement plans. This position is effective for fiscal years ending after December 15, 2009. We do not expect the adoption of this statement to materially impact our results of operations or financial position.

In June 2009, FASB issued Statement 167, AMENDMENTS TO FASB INTERPRETATION NO. 46 (R). It retains the scope of Interpretation 46(R) with the addition of entities previously considered qualifying special-purpose entities and eliminates the previous quantitative approach for a qualitative analysis in determining whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. The Statement further amends Interpretation 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and requires enhanced disclosures about an enterprise's involvement in a variable interest entity. The Statement is effective at the beginning of the first annual reporting period after November 15, 2009. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.